Exhibit 10.69

EXECUTION VERSION

Cell C Shareholders Agreement

between

Albanta Trading 109 Proprietary Limited

The Parties Identified In Schedule 1.1.55

The Prepaid Company Proprietary Limited

Net1 Applied Technologies South Africa Proprietary Limited

Cedar Cellular Investment 1 (RF) Proprietary Limited

Magnolia Cellular Investment 2 (RF) Proprietary Limited

Yellowwood Cellular Investment 3 (RF) Proprietary Limited

and

Cell C Proprietary Limited

2

Cell C Shareholders Agreement

PARTIES

(1)	ALBANTA TRADING 109 PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 2015/261614/07 (MS15);

(2)	THE PARTIES IDENTIFIED IN SCHEDULE 1.1.55 HERETO (collectively referred to as M5);

(3)	THE PREPAID COMPANY PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 1999/016716/07 (BLT);

(4)	NET1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 2002/031446/07 (NET1);

(5)	CEDAR CELLULAR INVESTMENT 1 (RF) PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 2017/068178/07 (SPV1);

(6)	MAGNOLIA CELLULAR INVESTMENT 2 (RF) PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 2017/068221/07 (SPV2);

(7)	YELLOWWOOD CELLULAR INVESTMENT 3 (RF) PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 2017/068241/07 (SPV3); and

(8)	CELL C PROPRIETARY LIMITED, a company incorporated in South Africa under registration number 1999/007722/07 (the Company).

Introduction

A	This Agreement sets out the basis on which the Parties will participate as shareholders of the Company.

B

Each Shareholder undertakes that it will comply, and will use its reasonable commercial endeavours to procure that, through its appointees to the Board, the Company complies, with all Applicable Laws and regulations and that the Business of the Company is conducted with the aim to maximise the commercial benefit to the Shareholders.

C

To the extent not already established or provided for, this Agreement establishes and makes provision for appropriate and good corporate governance procedures, including, without limitation, procedures and practices regarding the disclosure of conflicts of interest and the recusal of interested parties from the decision-making process with respect to matters involving such conflict.

It is agreed

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless inconsistent with the context, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1.1	Act means the Companies Act, 71 of 2008;

1.1.2

Accounting Principles means the latest accounting principles, policies and generally accepted accounting practice applied by the Company in accordance with all Applicable Laws and IFRS, consistently applied, and consistent with past accounting and management practice as is contained and/or reflected in the annual financial statements of the Company for the 12 (twelve) month period ending 31 December 2016;

1.1.3	Affiliate means:

1.1.3.1

in relation to any Undertaking, any subsidiary (or its equivalent) or any parent Undertaking (namely, a holding company or its equivalent) of that Undertaking and any subsidiary (or its equivalent) of any such parent Undertaking (namely, a holding company or its equivalent), in each case from time to time; and

1.1.3.2	in relation to an individual means a Related Person or any Undertaking (including any trusts) Controlled by such individual or his/her Related Person;

1.1.4

Agreement means this shareholders agreement including any schedules or annexures attached hereto, together with any amendments to this agreement agreed to in writing between the Parties from time to time;

1.1.5

Applicable Laws means any laws, by-laws, statutes, rules, regulations, subordinate legislation, orders, ordinances, notices, notifications, directions, restrictions, common law, judgments, decrees, circulars, decisions or other requirements or directives of any Governmental Entity, and includes the Companies Act, the Currency and Exchanges Act, anti-bribery legislation, as well as any protocols, policies, codes, guidelines, standards, resolutions, guidance notes and any interpretation of any of the foregoing by a Governmental Entity, in all cases only to the extent that they have the force of law;

1.1.6

Associates means Undertakings where a minority part of the shares or portion of the other interest in such Undertaking is held by a member of the Group but where such Undertaking does not form part of the Group and is not consolidated into the financial accounts of the Company;

1.1.7	Auditors means the auditors of the Company, as appointed from time to time;

1.1.8	BEE Act means the Broad-Based Black Economic Empowerment Act, 53 of 2003;

1.1.9	BEE Codes means the Broad-Based Black Economic Empowerment Codes of Good Practice gazetted from time to time under the BEE Act in terms of Code 100 - the Measurement of the Ownership Element;

1.1.10	Believe Trust means the Employee Believe Trust, a trust duly registered with the Master of the High Court of South Africa, Gauteng Division, Pretoria under Master’s reference number IT003241/2016;

1.1.11	Black People means "black people", as defined in the BEE Act, read together with the BEE Codes, and Black Person shall have a corresponding meaning;

1.1.12	BLT means The Prepaid Company Proprietary Limited, a company incorporated in South Africa under registration number 1999/016716/07;

1.1.13	BLT Parent means Blue Label Telecoms Limited, a company incorporated in South Africa under registration number 2006/022679/06;

1.1.14	Board means the board of directors of the Company as constituted from time to time;

1.1.15

Business means the business conducted by the Group from time to time being, predominantly as at the Implementation Date, the operation of an Electronic Communications Network and the provision of Electronic Communications Network services to the public and includes all ancillary activities and successor technologies;

1.1.16	Business Day means any calendar day other than a Saturday, Sunday or official public holiday in South Africa;

1.1.17	Claims means all claims by any Lending Shareholder against the Company arising from Shareholders loans;

1.1.18	Class “A” Shares has the meaning given to it in clause 5.2.2.1;

1.1.19	Class “B” Shares has the meaning given to it in clause 5.2.2.7;

1.1.20	Closing has the meaning given to it in the Equity Implementation Agreement;

1.1.21	Company means Cell C Proprietary Limited, a company incorporated in South Africa under registration number 1999/007722/07;

1.1.22

Competitor of the Company means Vodacom Group Limited, MTN Group Limited, Telkom SA SOC Limited and Neotel Proprietary Limited, any Undertakings within their group of companies and such other entities holding, at the relevant time, an Electronic Communications Network Services licence and a Radio Frequency Spectrum licence, as issued by ICASA, allowing it or any Undertaking within its group of companies to use more than 20MHz of spectrum below 2GHz;

1.1.23

Completion means completion of a transfer of Equity under this Agreement, including the final settlement of any amount due in consideration for such transfer of Equity and Complete shall have a corresponding meaning;

1.1.24	Condition means the condition precedent to which this Agreement is subject set out in clause 2;

1.1.25

Control means, in relation to an Undertaking: (i) the legal or beneficial ownership, directly or indirectly, of 50% (fifty per cent) or more of the share capital or other ownership interests of such Undertaking; (ii) the ability, directly or indirectly, to appoint half or more of the board or other controlling body of such Undertaking; or (iii) the ability, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise to direct or cause the direction of the management and policies of such Undertaking. An Undertaking shall be deemed to direct or cause the direction of the management and policies of an Undertaking if the consent or approval of such Undertaking is required with respect to all or substantially all material decisions and Controlled shall have a corresponding meaning;

1.1.26	Conversion Date means the date on which the Class “B” Shares convert into Class “A” Shares in accordance with the terms and subject to the conditions of such class of share;

1.1.27	Creditors has the meaning given to it in the Master Implementation Agreement;

1.1.28	Deed of Accession means a deed of accession in the form or substantially in the form set out in Schedule 1.1.28 or as amended by written agreement between the Parties;

1.1.29	Director means a director of the Company;

1.1.30

Dispose means to sell, alienate, donate, exchange, distribute, transfer, or in any manner whatsoever dispose of, or enter into any arrangement or transaction of whatsoever nature which has the same or similar effect as any of the aforementioned sale, alienation, donation, exchange, distribution, transfer or disposal (including but not limited to any transaction, or series of arrangements or transactions, or the cession of any rights or the granting of any option or similar transaction/s which would have the same economic effect), or realise any value in respect of, and Disposal and Disposed shall be construed accordingly;

1.1.31	Drag Equity has the meaning given to it in clause 12;

1.1.32

EBITDA means the consolidated operating profits from ordinary activities (prepared using consistent Accounting Principles and with consistent classification of line items per historic management accounts or audited financial statements, as applicable) adjusted to exclude any non-core trading activities, one-off or non-recurring or unusual items in nature, foreign exchange gains and/or losses (but not foreign exchange gains and/or losses arising in respect of working capital) including, but not limited to, the following adjustments:

1.1.32.1	interest, depreciation and amortization and any impairments, costs or reversals;

1.1.32.2	any gain or loss arising from an upward or downward revaluation of any property, plant and equipment asset or on the disposal of any property, plant and equipment;

1.1.32.3	corrections of errors in earnings relating to errors in prior periods or accounting policy corrections relating to corrections or omissions in prior periods; and

1.1.32.4	any fees, costs or charges of a non-recurring nature related to any equity offering or acquisition (and whether or not successful);

1.1.33

Electronic Communications means the emission, transmission or reception of information, including without limitation, voice, sound, data, text, video, animation, visual images, moving images and pictures, signals or a combination thereof by means of magnetism, radio or other electromagnetic waves, optical, electromagnetic systems or any agency of a like nature, whether with or without the aid of tangible conduct, but does not include content service;

1.1.34	Electronic Communications Network means any system of Electronic Communications facilities (excluding subscriber equipment), including without limitation:

1.1.34.1	satellite systems;

1.1.34.2	fixed systems (circuit- and packet-switched);

1.1.34.3	mobile systems;

1.1.34.4	fibre optic cables (undersea and land based);

1.1.34.5	electricity cable systems (to the extent used for conveyance of electronic communications services); and

1.1.34.6	other transmission systems, used for conveyance of electronic communications,

and all successor technologies;

1.1.35

Encumbrance in relation to any shares, includes any pledge, charge, hypothecation, lien, subordination, mortgage, option over, right of retention or any other encumbrance whatsoever, or any form of hedging or similar derivative instrument of any nature whatsoever of or over those shares, or any lending of shares, and the words Encumber, Encumbered and Encumbering shall have corresponding meanings;

1.1.36	Enterprise Value Adjustments means the sum of the Net Debt plus the Value of Minorities less the Value of Associates;

1.1.37	Equity means collectively Claims and Shares held by, or owing to, any Shareholder;

1.1.38

Equity Implementation Agreement means the agreement titled “Equity Implementation Agreement” between, inter alios, the Parties pertaining to the implementation of the Transaction, entered into simultaneously with this Agreement;

1.1.39	Expert means a person appointed in accordance with the provisions of clause 26;

1.1.40

Fair Market Value means the value of the shares as may be agreed to in writing by Shareholders holding not less than 75.1% (seventy five point one per cent) of the Shares or, failing such agreement, such value as may be determined by the Expert in terms of clauses 26 and 27;

1.1.41	Financially Distressed means in relation to any person:

1.1.41.1	it appears to be reasonably unlikely to be able to pay all of its debts as they become due and payable within the immediately ensuing 6 (six) months; or

1.1.41.2	it appears to be reasonably likely to become insolvent within the immediately ensuing 6 (six) months;

1.1.42	Financial Year means the financial year of the Company, being a 12 (twelve) month period commencing on 1 January and ending on the following 31 December;

1.1.43	Funder Deed of Accession means a deed of accession in the form or substantially in the form set out in Schedule 1.1.43 or as amended by written agreement between the Parties;

1.1.44	Government Entity means:

1.1.44.1

the government of South Africa (including any national, state, municipal or local government or any political or administrative subdivision thereof) and any department, ministry, agency, instrumentality, court, central bank, commission or other authority thereof;

1.1.44.2

any governmental, quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax, importing or other governmental authority or quasi-governmental authority within South Africa; and

1.1.44.3	any stock exchange within South Africa;

1.1.45	Group means the Company and its Subsidiaries;

1.1.46

ICASA means the Independent Communication Authority of South Africa, a statutory body established in terms of Section 3 of the Independent Communication Authority of South Africa Act, 13 of 2000 (or its successor body);

1.1.47	IFRS means International Financial Reporting Standards as issued from time to time by the International Accounting Standards Board or its successor body;

1.1.48	Implementation Date has the meaning given to it in the Master Implementation Agreement;

1.1.49	Insolvency Event means in relation to a Shareholder:

1.1.49.1	a receiver, liquidator, curator, business rescue practitioner, trustee or similar official being appointed in respect of such Shareholder;

1.1.49.2	the Shareholder suspending payment of its debts generally;

1.1.49.3	the Shareholder is or becomes Financially Distressed;

1.1.49.4	the Shareholder enters into or resolves to enter into any arrangement, scheme or compromise with, or assignment for the benefit of, its creditors generally or any class of them;

1.1.49.5

a final order is made for the winding-up, sequestration or dissolution of, or the appointment of a provisional liquidator to, the Shareholder or an order is granted to commence business rescue proceedings under the Act otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of all Shareholders;

1.1.49.6

a resolution is passed for the winding-up, sequestration, dissolution or commencement of business rescue proceedings of the Shareholder or upon commencement of business rescue of the Shareholder, otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of all Shareholders; or

1.1.49.7	any event occurring or circumstance arising which is analogous to any of the events referred to above;

1.1.50

JSE means JSE Limited, a company registered in accordance with the laws of South Africa under registration number 2005/022939/06, trading under the name and style of “Johannesburg Stock Exchange” which is licensed as an exchange under the Financial Markets Act, No. 19 of 2012 (as amended);

1.1.51	Lending Shareholder has the meaning given to it in clause 6.2.1;

1.1.52	Listing means:

1.1.52.1	a successful application being made for the admission of the issued voting share capital of the Company to trading on the JSE or any other recognised stock exchange; or

1.1.52.2	the grant of permission to deal in the issued voting share capital of the Company on the JSE or or any other recognised stock exchange,

in each case, pursuant to an initial public offering by way of a prospectus that satisfied the minimum liquidity requirements pertaining to shares held by the public of the relevant exchanges or markets;

1.1.53	Listings Requirements means the listings requirements of the JSE, as amended from time to time;

1.1.54	Long Stop Date has the meaning given to it in the Equity Implementation Agreement;

1.1.55

M5 means, collectively, those shareholders of the Company set out in Schedule 1.1.55 and any reference to M5 shall be a reference to such shareholders acting jointly, unless the context specifically indicates otherwise, it being recorded and agreed that the holders of the Class "B" Shares must always act together jointly and shall, as a class, be treated as if they were 1 (one) shareholder, save where they are specifically and expressly entitled or obliged to act independently;

1.1.56	M5 Shares means the Shares held by M5 from time to time;

1.1.57

Master Implementation Agreement means the agreement titled “Master Implementation and Funds Flow Agreement” between, inter alios, the Parties pertaining to the implementation of the Transaction, entered into simultaneously with this Agreement

1.1.58

Memorandum of Incorporation or MOI means the agreed form memorandum of incorporation which the Company has adopted or in the process of adopting in accordance with the Act, a copy of which is attached to this Agreement as Schedule 1.1.58, as amended from time to time;

1.1.59	Minorities means members of the Group where a minority part of the shares or portion of the other interest in such member is not held by a member of the Group;

1.1.60	MS15 means Albanta Trading 109 Proprietary Limited, a company incorporated in South Africa under registration number 2015/261614/07;

1.1.61	MS15 Becoming Aware means any member of the board of directors of MS15 becoming aware;

1.1.62	MS15 Shares means the Shares held by MS15 from time to time;

1.1.63	Net Debt means any contractual obligation for the Group pertaining to monies borrowed, including shareholder loans:

1.1.63.1

less cash and cash equivalents (excluding cash received from working capital receivables and paid in respect of working capital payables outside of the ordinary course of business and Restricted Cash);

1.1.63.2	adjusted for working capital payables and working capital receivables that are exceptional and outside of the ordinary course of business that:

1.1.63.2.1	are not settled in a timely manner in accordance with normal payment terms;

1.1.63.2.2	are unusual, material and non-recurring;

1.1.63.2.3	whose timely settlement is not restricted by:

1.1.63.2.3.1	lack of budgetary approvals;

1.1.63.2.3.2	lack of board approvals;

1.1.63.2.3.3	lack of regulatory approvals (including that of the South African Reserve Bank); or

1.1.63.2.3.4	lack of bank financing;

1.1.63.2.4	adjusted for current and owing income tax assets and/or liabilities;

1.1.63.2.5	adjusted for dividends declared but not settled;

1.1.63.2.6	adjusted for any credit deposits advanced by customers not covered in the working capital payables or the working capital receivables (without double counting); and

1.1.63.2.7	adjusted for any committed but unpaid capital drawdowns due in respect of investments in Associates / joint ventures made by the Company.

For the avoidance of doubt, Net Debt shall not include financial lease obligations;

1.1.64	NET1 means Net1 Applied Technologies South Africa Proprietary Limited, a company incorporated in South Africa under registration number 2002/031446/07;

1.1.65	NET1 Parent means Net1 UEPS Technologies Incorporated, a company incorporated in the state of Florida, United States under employer identification number 98-0171860;

1.1.66	NET1 Shares means the Shares held by NET1 from time to time;

1.1.67	Offer Notice has the meaning given to it in in clause 10.2;

1.1.68

Original Shareholder means any one of MS15, M5 (provided that M5 has converted its Class “B” Shares to Class “A” Shares in order to exercise its rights), BLT or BLT Parent (should the Shares held by BLT be transferred to, or otherwise acquired by, BLT Parent from BLT), NET1 or NET1 Parent (should the Shares held by NET1 be transferred to, or otherwise acquired by, NET1 Parent), SPV1, SPV2 and SPV3;

1.1.69	Parties means MS15, M5, BLT, NET1, SPV1, SPV2, SPV3 and the Company and Party means any one of them as the context may require;

1.1.70	Permitted Disposal has the meaning given in clause 9.2;

1.1.71	Price means the price per Share at which an offer is made or accepted to buy or sell Shares;

1.1.72

Prime Rate in relation to any period means the published prime overdraft rate ruling from time to time, expressed as a percentage rate per annum, at which The Standard Bank of South Africa Limited lends on overdraft to its customers from time to time during that period, as certified by any manager of The Standard Bank of South Africa Limited (whose appointment or authority need not be proved), whose certification at that time shall, in the absence of manifest error, be prima facie proof thereof;

1.1.73	Rand or R means the South African Rand;

1.1.74	Related Person shall have the meaning given to it in Section 2 of the Act;

1.1.75

Restricted Cash means cash and cash equivalents, as interpreted under IFRS, which are used as surety, security or restricted in some way by a contractual obligation (excluding any cash deposited into an account where the release of such cash is only subject to providing relevant notice to the financial institution in question). Where such restricted cash is used as surety or security in respect of a liability, to the extent: (i) such liability is treated as monies borrowed; and (ii) such restricted cash can be offset against such liability as part of the settlement of that liability, then Net Debt shall be stated by netting off the Restricted Cash with the associated monies borrowed;

1.1.76	Secretary means the Company’s secretary, or where there is no secretary, then the Chief Executive Officer (or equivalent);

1.1.77

Seller means a Shareholder, or 2 (two) or more Shareholders acting together, expecting or intending to sell Equity under a contract or a notice given under this Agreement (other than by a Permitted Disposal);

1.1.78	Shares means an issued and paid up share in the capital of the Company, whether Class “A” Shares or Class “B” Shares (as applicable), and Share shall have a corresponding meaning;

1.1.79	Shareholders means MS15, M5, BLT, NET1, SPV1, SPV2 and SPV3 and Shareholder will, as the context requires, be a reference to any one of them, or any other holder of Shares from time to time;

1.1.80	Signature Date means the date of the last signature to this Agreement;

1.1.81	South Africa means the Republic of South Africa as constituted from time to time, and South African shall have a corresponding meaning;

1.1.82	SPV Documents means, collectively:

1.1.82.1	the SPV1 Documents;

1.1.82.2	the SPV2 Documents; and

1.1.82.3	the SPV3 Documents;

1.1.83	SPV1 means Cedar Cellular Investment 1 (RF) Proprietary Limited, a company incorporated in South Africa under registration number 2017/068178/07;

1.1.84	SPV1 Bonds has the meaning given to it in the Master Implementation Agreement;

1.1.85	SPV1 Documents has the meaning given to it in the Master Implementation Agreement;

1.1.86	SPV1 Shares means the Shares held by SPV1 from time to time;

1.1.87	SPV2 means Magnolia Cellular Investment 2 (RF) Proprietary Limited, a company incorporated in South Africa under registration number 2017/068221/07;

1.1.88	SPV2 Documents has the meaning given to it in the Master Implementation Agreement;

1.1.89	SPV2 Shares means the Shares held by SPV2 from time to time;

1.1.90	SPV3 means Yellowwood Cellular Investment 3 (RF) Proprietary Limited, a company incorporated in South Africa under registration number 2017/068241/07;

1.1.91	SPV3 Documents has the meaning given to it in the Master Implementation Agreement;

1.1.92	SPV3 Shares means the Shares held by SPV3 from time to time;

1.1.93	Subsidiary means a subsidiary company as defined in the Act;

1.1.94	Tag Along Right has the meaning given in clause 11;

1.1.95	Tag Equity has the meaning given in clause 11;

1.1.96

Targeted Black Interest means the status of a company as a company or the status of a trust as a trust which has been rated as having 100% (one hundred per cent) of its shares, interest or beneficial entitlement held or deemed to be held by Black People as determined by the application of the modified flow through principle in accordance with the BEE Codes as they apply at the Signature Date;

1.1.97

Tax means all taxes, charges, imports, duties, levies, deductions, withholdings or fees of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, imposed, levied, collected, withheld or assessed by a Government Entity, together with any penalties, fines or interest relating thereto, and Taxes and Taxation shall be construed accordingly;

1.1.98	Transaction means all the transactions contemplated by the Transaction Documents;

1.1.99	Transaction Documents has the meaning given to it in the Equity Implementation Agreement;

1.1.100	Trigger Event in relation to a Shareholder means:

1.1.100.1	a person (other than such Shareholder) acquiring any registered or beneficial interest in Shares held by the Shareholder except as permitted under this Agreement;

1.1.100.2	subject to clause 1.1.100.3, the Shareholder undergoing a change of Control without the prior written consent of the other Shareholders at the relevant time;

1.1.100.3

the Shareholder, in the event of BLT, ceasing to be Controlled by BLT Parent at any time prior to the 4th (fourth) anniversary of the Implementation Date (other than pursuant to a listing of BLT) without the prior written consent of the remaining Shareholders holding the majority of the voting rights (which consent shall not be unreasonably withheld or delayed) at the relevant time;

1.1.100.4

the Shareholder, in the event of MS15, not being a wholly-owned subsidiary of the Believe Trust and/or the beneficiaries of the Believe Trust no longer being solely bona fide employees of the Group and/or should any member of M5 be a beneficiary (directly or indirectly) of the Believe Trust without the prior written consent of the other Shareholders at the relevant time;

1.1.100.5	the Shareholder being the subject of an Insolvency Event; or

1.1.100.6

the Shareholder breaching this Agreement or the Memorandum of Incorporation in any material respect, and the breach remaining unremedied for 30 (thirty) Business Days after the Company or another Shareholder has notified the Shareholder in breach;

1.1.101

Undertaking means a company, a body corporate or partnership or unincorporated association carrying on trade or business with or without a view to profit. In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or agents (as the case may be) appropriate to undertakings of that description;

1.1.102

Value of Associate means, for each Associate, the result of the last 12 (twelve) month rolling EBITDA of that Associate multiplied by an EBITDA multiple as applicable in the relevant clause of this Agreement, less the Enterprise Value Adjustments of such Associate multiplied by the percentage shareholding in such Associate held by the Group;

1.1.103	Value of Associates means the sum of the Value of Associate for all Associates held by the Group;

1.1.104

Value of Minority means, for each Minority, the result of the last 12 (twelve) month rolling EBITDA of that group of companies in which a Minority shareholding is held multiplied by an EBITDA multiple as applicable in the relevant clause of this Agreement, less the Enterprise Value Adjustments of the group of companies in which the Minority shareholding is held multiplied by the percentage shareholding in such group of companies not held by the Group; and

1.1.105	Value of Minorities means the sum of each Value of Minority.

1.2	Interpretation

1.2.1	Unless expressly provided to the contrary or inconsistent with the context, a reference in this Agreement to:

1.2.1.1

this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or that other agreement, document or instrument, as amended varied, novated or substituted from time to time;

1.2.1.2	a clause, sub-clause, Schedule or Appendix is to a clause, Schedule or Appendix of this Agreement;

1.2.1.3

law is construed as any law including common law, statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other measure of any government, local government, statutory or regulatory body or court, having the force of law; and

1.2.1.4

a person includes any natural person, firm, company, corporation, body corporate, juristic person, unincorporated association, government, state or agency of a state, or any association, trust, partnership, syndicate, consortium, joint venture, charity or other entity (whether or not having separate legal personality).

1.2.2	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

1.2.3	All the headings and sub-headings in this Agreement are for convenience and reference only and do not govern or affect the interpretation of this Agreement.

1.2.4	If any provision in a definition confers rights, or imposes obligations on any Party, effect is given to it as a substantive provision of this Agreement.

1.2.5

Unless the context indicates otherwise, an expression which denotes any gender includes both the others; reference to a natural person includes a juristic person; the singular includes the plural, and the plural includes the singular.

1.2.6

Any number of days prescribed in this Agreement excludes the first day and includes the last day, and if that day is not a Business Day, the next Business Day, and any relevant action or notice may be validly done or given on the last day.

1.2.7

The words including, include or in particular followed by specific examples shall be construed by way of example or emphasis only and shall not be construed, nor shall it take effect, as limiting the generality of any preceding words, and the eiusdem generis rule is not to be applied in the interpretation of such specific examples or general words.

1.2.8	The words other or otherwise shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.2.9	Any reference to legislation is to that legislation as at the Signature Date, as amended or replaced from time to time.

1.2.10	Any reference to a document or instrument includes the document or instrument as ceded, delegated, novated, altered, supplemented or replaced from time to time.

1.2.11	A reference to a Party includes that Party’s successors-in-title and permitted assigns.

1.2.12	A time of day must be construed as a reference to South Africa Standard Time.

1.2.13	The rule of interpretation that, in the event of ambiguity, the contract must be interpreted against the party responsible for the drafting of the contract does not apply.

1.2.14

The termination of this Agreement does not affect those of its provisions which expressly provide that they will operate after termination, or which must continue to have effect after termination, or which must by implication continue to have effect after termination.

1.2.15

Unless the context indicates otherwise, any reference in this Agreement to agreed in writing means agreed in writing by means of one or more written instruments signed by all the Parties on the same document or in counterpart, and which clearly provides that the relevant matter or document is separately agreed specifically for purposes of, and/or must be read with, one or more specific provisions of this Agreement.

1.2.16	Unless the context indicates otherwise, no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a party to this Agreement.

1.2.17

The Schedules or Annexures to this Agreement form an integral part of it and words and expressions defined in this Agreement will bear, unless the context otherwise requires, the same meaning in such Schedules or Annexures. To the extent that there is any conflict between the Schedules or Annexures to this Agreement and the provisions of this Agreement, the provisions of this Agreement will prevail.

1.2.18

Where any term is defined in a particular clause, Schedule or Appendix in this Agreement, unless it is clear from the clause, Schedule or Appendix in question that it has limited application, the relevant clause Schedule or Appendix, will bear the same meaning ascribed to it for all purposes in this Agreement, even though that term has not been defined in clause 1.1, and where there is an inconsistency between any term defined in any clause, Schedule or Appendix in this Agreement, then, for the purposes of construing such clause, Schedule or Appendix the term, as defined in such clause, Schedule or Appendix, prevails.

1.2.19

The reference to any South African legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing will in respect of any jurisdiction other than South Africa be treated as a reference to any analogous term in that jurisdiction.

1.2.20	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words will prevail.

2.	SUSPENSIVE CONDITION

2.1

This entire Agreement, excluding clauses 1, 2 and 29 to 41 (both inclusive), which shall be of immediate force and effect from the Signature Date, is subject to the fulfilment or waiver of the suspensive condition that the Equity Implementation Agreement is signed by all the parties thereto and becomes unconditional (save insofar as it refers to this Agreement becoming unconditional) by no later than the Long Stop Date (Condition).

2.2

The Parties shall, where it is within their respective power and control to do so, use their respective reasonable endeavours to procure the fulfilment of the Condition as soon as reasonably possible after the Signature Date, but in any event within the time permitted therefor.

2.3

If the Condition is not fulfilled or waived on or prior to the date provided for fulfilment or waiver thereof, the provisions of this Agreement (save for clauses 1, 29, 30, 33, 34, 35 to 38 (both inclusive), 40 and 41, which shall remain of full force and effect) shall never become effective, and no Party shall have any claim against any other Party for anything done hereunder or arising here from, save for a claim relating to a breach of, or pursuant to, the provisions of clause 2.2.

2.4	The Condition is for the benefit of all the Parties and may only be waived with their mutual written consent.

3.	COMMENCEMENT OF THIS AGREEMENT

3.1

Subject to the fulfilment or waiver of the Condition, this Agreement shall commence on the Implementation Date (save for those clauses specified in clause 2.1 which come into effect on the Signature Date and which are effective from the Signature Date) and shall bind the Company and each Shareholder for as long as such Shareholder holds Shares in the Company.

3.2	The Parties hereby acknowledge that no agreement shall come into place on the terms set out in this Agreement unless and until all Parties to this Agreement have signed it.

4.	RANKING OF DOCUMENTS

4.1

To the extent that the provisions of the Memorandum of Incorporation and/or the memorandum of incorporation of any Subsidiary of the Company (Relevant Entity MOI) are inconsistent with any provision of this Agreement, the Memorandum of Incorporation and/or Relevant Entity MOI (as applicable) shall, to the extent of any such inconsistency and to the extent required by the Act, take precedence over that provision of this Agreement until the Memorandum of Incorporation and/or Relevant Entity MOI (as applicable) is amended in accordance with clause 4.2. If, however:

4.1.1	any provision of this Agreement merely supplements, but is not inconsistent with, the Memorandum of Incorporation and/or Relevant Entity MOI (as applicable); or

4.1.2	the Act does not require the Memorandum of Incorporation and/or Relevant Entity MOI (as applicable) to take precedence over that provision of this Agreement,

then that provision of this Agreement shall be given effect to by the Parties.

4.2

Any Shareholder shall be entitled, by giving written notice to that effect to the Company and the other Shareholders, to require the Memorandum of Incorporation and/or Relevant Entity MOI (as applicable) to be amended, to the extent permissible in terms of the Act, so as to be consistent with this Agreement or to record any supplementary provisions of this Agreement. Upon receipt of that notice:

4.2.1	the Company shall procure that a meeting of the shareholders of the Company or the Subsidiary concerned is called as soon as practically possible; and

4.2.2

the Shareholders (or the Company if the entity concerned is a Subsidiary of the Company) shall exercise all votes which they may have to vote in favour of or procure the adoption of all resolutions of the Company or the Subsidiary concerned necessary to amend the Memorandum of Incorporation and/or Relevant Entity MOI (as applicable) in terms of this clause 4.2.

5.	SHARE CAPITAL

5.1	As at the Signature Date:

5.1.1	the authorised share capital of the Company is 1,000 (one thousand) ordinary shares;

5.1.2	the authorised and issued ordinary shares rank equally in all respects; and

5.1.3	the entire issued share capital of the Company, being 641 (six hundred and forty one) Shares, is held by 3C Telecommunications Proprietary Limited.

5.2	It is recorded that, pursuant to the adoption of the Memorandum of Incorporation and subsequent implementation of the Equity Implementation Agreement and the Master Implementation Agreement:

5.2.1	the authorised share capital of the Company will be 1,000,000,000 (one billion) ordinary shares; and

5.2.2	the issued share capital of the Company will be as follows:

5.2.2.1	225,000,000 (two hundred and twenty five million) class “A” ordinary no par value shares (Class “A” Shares), comprising 45% (forty five per cent) of the issued Shares, held by BLT;

5.2.2.2	75,000,000 (seventy five million) Class “A” Shares, comprising 15% (fifteen per cent) of the issued Shares, held by NET1;

5.2.2.3	59,000,000 (fifty nine million) Class “A” Shares, comprising 11.8% (eleven point eight per cent) of the issued Shares, held by SPV1;

5.2.2.4	80,000,000 (eighty million) Class “A” Shares, comprising 16% (sixteen per cent) of the issued Shares, held by SPV2;

5.2.2.5	11,000,000 (eleven million) Class “A” Shares, comprising 2.2% (two point two per cent) of the issued Shares, held by SPV3;

5.2.2.6	25,000,000 (twenty five million) Class “A” Shares, comprising 5% (five per cent) of the issued Shares, held by MS15; and

5.2.2.7	25,000,000 (twenty five million) class “B” ordinary no par value shares (Class “B” Shares), comprising 5% (five per cent) of the issued Shares, held by M5.

5.3

Except where expressly stated to the contrary herein or in the MOI, each Share and, following the Conversion Date, each Class “B” Share shall have the same dividend, voting and other rights and shall rank pari passu in all respects with each Class “A” Share.

6.	FUNDING OF THE COMPANY

6.1	Subject always to the restrictions imposed by clause 7, the funding requirements of the Company shall be determined by the Board, from time to time, and shall:

6.1.1	firstly, be provided by the Company from its own cash resources;

6.1.2

secondly, if the Company’s own cash resources are insufficient for the purposes in question, be obtained from loans by outside sources to the extent required, based on the creditworthiness of the Company and upon such terms and conditions as the Board may think fit; and/or

6.1.3

thirdly, if the Company is unable to source funding from outside sources on terms reasonably acceptable to the Board and within such reasonable time period as may be acceptable in the circumstances, be obtained from any loans by Shareholders in accordance with the provisions set out in clause 6.2, provided that nothing herein shall oblige any Shareholder to provide any loan to the Company.

6.2	Claims shall be subject to the following terms and conditions:

6.2.1

the loans advanced to the Company by any Shareholder (each such Shareholder being a Lending Shareholder) shall be advanced on such terms and conditions as may be suggested by the Board and then agreed upon in writing between the Lending Shareholders and the Company, provided that:

6.2.1.1

the rate, accrual, payment and calculation of interest and all other material terms in respect thereof shall (save as provided for to the contrary in clause 6.3) be the same for each Lending Shareholder providing funding on a proportionate basis to its shareholding in the Company in that round of funding;

6.2.1.2	the interest charged on such loans shall not be less than the Prime Rate plus 2% (two per cent);

6.2.1.3	the period for which interest shall run shall not be longer than the period from the date on which the debt is incurred to the date of repayment;

6.2.1.4	such interest shall be calculated and paid monthly in arrears, unless otherwise agreed in writing between the Company and the Lending Shareholders; and

6.2.1.5	such loans shall be recorded separately in the Company's books of account, together with the date on which they were advanced;

6.2.2

subject to clause 6.4 and the subordination provisions contained in any intercreditor agreement to which the Company may be a party, all repayments of loans and payments of interest shall be paid proportionately, by repaying to each Lending Shareholder an amount which is pro rata to the Claims held by such Lending Shareholder in relation to all the Claims held by Lending Shareholders;

6.2.3

notwithstanding anything to the contrary in this Agreement but subject to the subordination provisions contained in any intercreditor agreement to which the Company may be a party, Claims shall be repaid in full on any earlier date on which any of the following circumstances occur:

6.2.3.1

the Board resolves that the Company should do so, provided that the Board shall also be entitled to determine that the Claims shall be repaid in part, in which event the Company shall, subject to clauses 6.2.2 and 6.4, make such repayment;

6.2.3.2	the Company ceases to carry on business;

6.2.3.3	any licences of the Group being revoked, permanently suspended or not renewed so that the Company materially ceases to carry on business;

6.2.3.4	a provisional or final order for the curatorship, liquidation, winding-up or business rescue of the Company is made by any competent court or other competent authority;

6.2.3.5	the Board or the Shareholders pass a resolution for the Company's voluntary liquidation or the commencement of business rescue proceedings (as contemplated in the Act) in relation to the Company; or

6.2.3.6	the Company submits an offer of compromise or similar offer to its creditors generally (or otherwise becomes party to a compromise arrangement with its creditors generally).

6.3

Should a Shareholder not provide a loan in such amounts as are in proportion to each Shareholder’s shareholding in the Company, then the other Shareholders may provide such loan funding to the Company as may be disproportionate to their shareholding in the Company (such non-proportionate shareholder loans hereinafter referred to as Disproportionate Loans). For so long as the funding required by the Company as contemplated in this clause 6 is not provided by the Shareholders pro rata to their respective shareholdings, interest shall accrue on the amount by which any Lending Shareholders’ Claims exceeds such Shareholders’ pro rata share of all Claims, at an interest rate 2% (two per cent) higher than the applicable interest rate agreed to between the Company and the Lending Shareholders in terms of clause 6.2.1 (Disproportionate Loan Interest) or, if more than one rate has been agreed in respect of previous loans granted under clause 6.2.1, the highest applicable rate then in effect under such loans. The Disproportionate Loan Interest accruing on a Lending Shareholder’s Claims in terms of this clause 6.3 shall accrue, be calculated and paid monthly in arrears, unless otherwise agreed to in writing between the Company and the Lending Shareholders. The rate, accrual, payment and calculation of interest and all other material terms in respect thereof shall (save as provided for to the contrary in this clause 6.3) be the same for each Lending Shareholder providing Disproportionate Loans.

6.4

Subject to the subordination provisions contained in any intercreditor agreement to which the Company may be a party, Disproportionate Loans shall always be repaid by the Company in preference to any Claims provided by Lending Shareholders in proportion to their shareholding in the Company, provided that all Claims (whether disproportionate or not) shall be repaid on the final date stipulated for repayment as may have been agreed in terms of clause 6.2.1. The Company undertakes to repay all outstanding Claims (whether disproportionate or not) as soon as it is reasonably able to do so and as soon as there is free cash available for such repayments. In the event of any of the events stipulated in clause 6.2.3.2 to 6.2.3.6 (both inclusive) occurring, all Claims shall be subordinated to the Disproportionate Loans (to the extent that such Claims are disproportionate) and the Disproportionate Loans shall be repaid in preference to the other Claims, which Claims shall be repaid as set out in clause 6.2.2.

6.5

Notwithstanding anything to the contrary contained herein, all loans (together with any interest payable thereon) comprising the Claims shall, subject to the requirements of all Applicable Laws and the subordination provisions contained in any intercreditor agreement to which the Company may be a party, be repaid in full on the Business Day immediately preceding the 10th (tenth) anniversary of the date on which such loan was advanced (End Date). Each such loan shall, for the purposes of calculating the End Date in respect of such loan, be recorded separately in the Company's books of account, together with the date on which it was advanced, on the basis that, subject to the provisions of clauses 6.2.2, 6.2.3 and 6.4, the loans comprising the Claims shall be repaid in the order in which they were advanced.

6.6

If the Company is unable to raise sufficient loan funding from Shareholders pursuant to this clause 6, the Board may decide to raise any funding required from Shareholders by way of a pro rata rights offer of shares ranking pari passu with all other shares in the Company (the Rights Offer), upon the following terms and conditions:

6.6.1

the Company shall send a written notice to each Shareholder specifying: (i) the total number of shares in the Company required to be subscribed for; (ii) the number of the shares in the Company required to be subscribed for by each Shareholder (which shall be determined pro rata to each Shareholder’s shareholding in the Company as at the date on which the Company resolves to implement the provisions of the Rights Offer); (iii) the subscription price at which the shares in the Company will be subscribed for; and (iv) the date by which such shares in the Company are to be subscribed for, which date shall not be earlier than 30 (thirty) days from the date of the aforementioned notice (Shareholder Subscription Notice);

6.6.2

any shares in the Company to be issued under such Rights Offer and as contained in the Shareholder Subscription Notice shall be issued at a subscription price equal to the Fair Market Value thereof as at the date of the Shareholder Subscription Notice. If the Fair Market Value is to be determined by the Expert, the date of the Shareholder Subscription Notice shall be deemed to be the 1st (first) Business Day after the Fair Market Value determination has been received by the Company from the Expert and notified to all the Shareholders;

6.6.3

upon receiving a Shareholder Subscription Notice, a Shareholder may elect whether or not to subscribe for its portion of such shares in the Company, and shall notify the Board in writing of its election within 20 (twenty) Business Days of receipt by it of such Shareholder Subscription Notice. Should a Shareholder elect to subscribe for its portion of such shares in the Company, such Shareholder shall pay to the Company, in cash, the subscription price stated in such Shareholder Subscription Notice within 30 (thirty) Business Days of notifying the Board of its election to subscribe for such shares in the Company (provided that such time period may be extended to take cognisance of any regulatory approvals required);

6.6.4

if a Shareholder does not subscribe at all, or does not subscribe in full, for its portion of shares pursuant to a Rights Offer in terms of this clause 6.6 (the Non-Subscribing Shareholder), then the Non-Subscribing Shareholder shall be deemed to have renounced its entitlement to subscribe for such shares or the unsubscribed portion of such shares in the Company (as the case may be) in favour of the Shareholders who have agreed to subscribe in full for their portion of such shares, free of any consideration, pro rata to their shareholding in the Company;

6.6.5	the aforementioned process set out in clauses 6.6.1 to 6.6.4 (both inclusive) will be repeated until:

6.6.5.1	all the Non-Subscribing Shareholder’s shares have been subscribed for; or

6.6.5.2	there are no further Shareholders who are willing to subscribe for such shares,

whichever is applicable.

6.7

If, after completion of the process described in clause 6.6, the funding requirements of the Company called upon under this clause 6 have still not been satisfied completely, the Company shall be entitled to raise any additional funding required by way of an offer of the unsubscribed shares in the Company pursuant to the completion of the abovementioned subscription process (Unsubscribed Rights Offer Shares) to such third parties (provided that the Unsubscribed Rights Offer Shares shall not be offered to a Competitor of the Company) at the Fair Market Value thereof (provided that if the Expert provided its determination of the Fair Market Value under clause 6.6.2 within the last 6 (six) months of the determination being required under this clause 6.7, such earlier determination by the Expert shall be binding on the Shareholders and the Board as to the Fair Market Value of the shares under this clause 6.7), provided that such price shall not be lower than the price at which the shares were offered to Shareholders under clause 6.6.

6.8

If, at any time, the Company wishes to obtain funding from a third party, and that third party requires suretyships, guarantees and/or indemnities to be given to it by any of the Shareholders, and if any of the Shareholders agree in writing to provide such suretyships, guarantees and/or indemnities (Guaranteeing Shareholders), only then shall the Guaranteeing Shareholders provide such suretyships, guarantees or indemnities in a form acceptable to the third party, provided that the liability for such suretyships, guarantees or indemnities shall be limited to the amount of the funding.

6.9

The Guaranteeing Shareholders agree that such suretyships, guarantees or indemnities shall be in proportion to the number of Shares held by each of them at the time of giving such suretyships, guarantees or indemnities.

7.	LIMITATIONS ON BORROWINGS

Notwithstanding any contrary provisions herein but subject to any changes agreed to pursuant to clause 5.5.2.12 (Ordinary Resolutions, Special Resolutions and Restrictions on Board Powers) of the MOI, the Group’s indebtedness shall not be increased if the Net Debt of the Group is (or would be as a result of such increase), in the period:

7.1

from the Implementation Date to 31 December 2017, greater than 4 x (four times) the Group’s last 12 (twelve) month rolling EBITDA (as reflected in the most recent Group management accounts or annual financial statements, as applicable); and

7.2

after 31 December 2017, greater than 3.5 x (three point five times) the Group’s last 12 (twelve) month rolling EBITDA (as reflected in the most recent Group management accounts or annual financial statements, as applicable).

8.	DIVIDEND POLICY

8.1	It is agreed that no dividends shall be declared or paid until all Claims have been repaid in full to the Lending Shareholders, unless each Lending Shareholder agrees otherwise in writing.

8.2

Subject to the provisions of clauses 7 and 8.3, the Shareholders record their intention to declare the maximum amount of dividends bi-annually with effect from the 2017 Financial Year. However, any declaration or payment of a dividend made in terms of this clause 8.2 shall be subject to:

8.2.1	the restrictions set out in clause 7;

8.2.2	the requirements of the Act and any other applicable legislation or regulations;

8.2.3	the working capital requirements of the Company for the following 12 (twelve) months, acting reasonably;

8.2.4	the investment commitments of the Company for the following 12 (twelve) months, acting reasonably;

8.2.5	the declaration being permissible in terms of the agreements between the Company and any third-party lenders (including any bondholders) to the Company; and

8.2.6	any additional restrictions as may be contained in the Memorandum of Incorporation.

8.3

The Board’s decision on whether or not to declare and pay a dividend in terms of this clause 8 shall be subject to the following: if the Group’s Net Debt (as evidenced by a certificate duly issued by the Auditors at the relevant time of declaring the dividend) post- proposed dividend, divided by the Group’s last 12 (twelve) month rolling EBITDA (as evidenced by a certificate duly issued by the Auditors at the relevant time) results in a multiple that:

8.3.1	is equal or greater than 4 (four), then no dividend shall be declared or paid;

8.3.2

is greater than 3.5 (three point five) but less than 4 (four), then a maximum dividend of up to R100,000,000 (one hundred million Rand) (gross of applicable dividends tax) shall be declared and paid, provided that the multiple does not equal or exceed 4 (four) following such declaration and payment;

8.3.3

is greater than 3 (three) but less than or equal to 3.5 (three point five), then a maximum dividend of up to R200,000,000 (two hundred million Rand) (gross of applicable dividends tax) shall be declared and paid, provided that the multiple does not equal or exceed 3.5 (three point five) following such declaration and payment; or

8.3.4

is less than or equal to 3 (three), then the maximum permitted dividend shall be declared and paid by the Company as long as the multiple does not equal or exceed 3 (three) following such declaration and payment. Notwithstanding the aforementioned, a minimum dividend of R200,000,000 (two hundred million Rand) (gross of applicable dividends tax) shall always be declared and paid if the multiple is less or equal to 3 (three) whether or not the multiple exceeds 3 (three) following such declaration or payment.

9.	DISPOSAL OF EQUITY AND LOCK-UP

9.1

A Shareholder may not Dispose of any of its Equity except as specifically provided or permitted under this Agreement. Except as otherwise provided in this Agreement, no Shares shall be Disposed of by any Shareholder unless a proportionate percentage of Claims are Disposed of simultaneously by such Shareholder.

9.2

Subject to clause 24, a Disposal of Equity is permitted: (i) with the written consent of all Shareholders; or (ii) without the written consent of all Shareholders, by an Original Shareholder (other than M5 and MS15) to an Affiliate, provided that:

9.2.1

notwithstanding any contrary provisions in this Agreement: (i) BLT Parent shall be entitled to Dispose of all or any of its shares in, or claims against, BLT to another wholly-owned subsidiary of BLT Parent; and (ii) BLT shall be entitled to merge its interests (which may include a transfer by BLT to BLT Parent of its Equity) into BLT Parent as part of a bona fide internal restructuring, without invoking the provisions of clauses 10, 11, 12, 14, 16 of this Agreement and/or clause 3.4 (Pre-emption) of the MOI and each Shareholder waives any and all of its pre-emptive rights to enable such transfer to occur;

9.2.2

notwithstanding any contrary provisions in this Agreement: (i) NET1 Parent shall be entitled to Dispose of all or any of its shares in, or claims against, NET1 to another wholly-owned subsidiary of NET1 Parent; and (ii) NET1 shall be entitled to merge its interests (which may include a transfer by NET1 to NET1 Parent of its Equity) into NET1 Parent as part of a bona fide internal restructuring, without invoking the provisions of clauses 10, 11, 12, 14, 16 of this Agreement and/or clause 3.4 (Pre- emption) of the MOI and each Shareholder waives any and all of its pre-emptive rights to enable such transfer to occur, in each case, a Permitted Disposal.

9.3	It is specifically agreed that:

9.3.1

MS15 shall not be entitled to Dispose of any of its Shares or Claims for a period of 4 (four) years from the Implementation Date other than as specifically provided for in clauses 11, 12, 14, 16, 19 or 20 of this Agreement or pursuant to the enforcement by any of the Creditors of their rights under the respective SPV Documents;

9.3.2

MS15 was set up for the sole purpose of acquiring and holding Shares, directly or indirectly, including the MS15 Shares, and MS15 may not, accordingly, conduct any business or incur any debt not strictly necessary to fulfil its stated and sole purpose; and

9.3.3	should MS15 Dispose of any or all of its MS15 Shares after the 4 (four) year period referred to in clause 9.3.1, it may only do so subject to complying with the provisions of clauses 10 and 21.

9.4

Should an Affiliate to whom any Equity has been Disposed to in terms of clause 9.2 cease to be an Affiliate in relation to the Original Shareholder from whom it acquired its Equity, then that Affiliate (now Shareholder) undertakes, by virtue of having acceded to the terms of this Agreement, to immediately transfer all the Equity back to the Original Shareholder concerned, or to such other Affiliate of that Original Shareholder, as may be so nominated, subject to clause 24. Furthermore, should Equity be transferred to an Affiliate of an Original Shareholder as contemplated and permitted in this clause 9, such Affiliate may not in turn Dispose of any Equity to any other Affiliate other than back to the Original Shareholder from whom the Affiliate acquired the Equity.

9.5	Other than a Disposal of Equity in accordance with this Agreement or an Encumbrance of Equity by:

9.5.1	BLT or NET1; or

9.5.2	any other Shareholder pursuant to any agreement for the pledge of Shares or any other related financing or security arrangement entered into in order to implement the Transaction,

which shall at all times be permitted in accordance with the terms of this Agreement, an Encumbrance of Equity requires the prior written consent of all the Shareholders and the share certificate evidencing any Encumbered Shares must be endorsed to that effect.

10.	PRE-EMPTION

10.1

Subject to clauses 11, 12, 13, 14, 15, 16, 19, 20 and 32, it is recorded and agreed that the holder of Class “B” Shares shall not be entitled to Dispose of any Class “B” Shares and, following the conversion of the Class "B" Shares into Class "A" Shares, M5 shall not be entitled to Dispose of any Class "A" Shares in terms of this clause 10 prior to the 5th (fifth) anniversary of the Implementation Date and, after such date, M5 may Dispose of Class "A" Shares in terms of this clause 10.

10.2

Subject to the provisions of clauses 9, 10.1, 11, 12 and 13, if any Shareholder (referred to below as the Seller), receives an offer for, or otherwise wishes to Dispose of, all or some of its Shares in the Company and a corresponding amount of its Claims (Sale Equity) to, a bona fide third party (Third Party Offer) (provided that Shares shall not be offered to or otherwise transferred to a Competitor of the Company) such shareholder must:

10.2.1	if the Seller is BLT, first offer the Sale Equity in writing to NET1;

10.2.2	if the Seller is NET1, first offer the Sale Equity in writing to BLT;

10.2.3	if the Seller is any member of M5, first offer the Sale Equity in writing to BLT, NET1 and the other members of M5 pro rata to their percentage shareholding in the Company;

10.2.4	if the Seller is SPV1, first offer the Sale Equity in writing to the other Shareholders, other than SPV2 and SPV3;

10.2.5	if the Seller is SPV2, first offer the Sale Equity in writing to the other Shareholders, other than SPV1 and SPV3;

10.2.6	if the Seller is SPV3, first offer the Sale Equity in writing to the other Shareholders, other than SPV1 and SPV2; or

10.2.7

if the Seller is any Shareholder other than BLT, NET1, any member of M5, SPV1, SPV2 or SPV3, offer the Sale Equity in writing to all the other Shareholders pro rata to their percentage shareholding in the Company,

(collectively referred to as the Offer Notice) on the terms and conditions as set out in the Third Party Offer.

10.3	The Offer Notice should set out full details of:

10.3.1	the Sale Equity, it proposes to Dispose of;

10.3.2	the name of the proposed purchaser and of any person who Controls the proposed purchaser, or where there is no proposed purchaser, then this fact must be stated;

10.3.3	the price per Share and the amount payable for the Claims, if any (all of which is payable on Completion in accordance with clause 17.5) (Proposed Purchase Price);

10.3.4	the warranties (if any) the Seller proposes to give the proposed purchaser; and

10.3.5	all other terms of the proposed sale.

10.4	An Offer Notice delivered by a Seller is irrevocable and constitutes:

10.4.1

an offer by the Seller to sell the Sale Equity to all the other Shareholders who received the notice at the Proposed Purchase Price and on the same terms mutatis mutandis, all as stated in the Offer Notice and in the manner outlined in this clause 10; and

10.4.2	appointment of the Secretary as agent of the Seller for the purpose of that offer.

10.5

Each Shareholder which elects to purchase its portion of the Sale Equity in response to an Offer Notice (referred to below as a Buyer), shall notify the Seller, the Company and the Secretary in writing of its election within 30 (thirty) calendar days of receipt of the Offer Notice. Should a Shareholder elect to purchase its portion of the Sale Equity, such Shareholder shall pay to the Seller, in cash and subject to clause 10.11, its portion of the Proposed Purchase Price within 30 (thirty) calendar days of notifying the Seller of its election to purchase the Sale Equity.

10.6

If any of the Shareholders fail to purchase all of the Sale Equity offered to it in the Offer Notice by SPV1, SPV2 or SPV3 then the relevant Seller shall again be obliged to issue an Offer Notice in respect of the Sale Equity not purchased to all the Buyers and the Buyers shall again be entitled to purchase its portion of the Sale Equity on offer and, if there are no other Buyers, all of the Sale Equity on offer by any of SPV1, SPV2 or SPV3. Following the aforementioned additional offer of Sale Equity, if any of the Shareholders fail to purchase all of the Sale Equity offered to it in the Offer Notice by:

10.6.1	SPV1 as referred to in clause 10.2.4, then SPV1 must offer the Sale Equity not accepted by any such Shareholder to SPV2 and SPV3;

10.6.2	SPV2 as referred to in clause 10.2.5, then SPV2 must offer the Sale Equity not accepted by any such Shareholder to SPV1 and SPV3; or

10.6.3	SPV3 as referred to in clause 10.2.6, then SPV3 must offer the Sale Equity not accepted by any such Shareholder to SPV1 and SPV2,

on the terms set out in clauses 10.2 to 10.5.

10.7	Should:

10.7.1	either SPV2 or SPV3 fail to purchase at all, or do not purchase in full, the Sale Equity offered to it in the Offer Notice by SPV1 as envisaged to in clause 10.6.1;

10.7.2	either SPV1 or SPV3 fail to purchase at all, or do not purchase in full, the Sale Equity offered to it in the Offer Notice by SPV2 as envisaged to in clause 10.6.2;

10.7.3	either SPV1 or SPV2 fail to purchase at all, or do not purchase in full, the Sale Equity offered to it in the Offer Notice by SPV3 as envisaged to in clause 10.6.3; or

10.7.4	a Shareholder otherwise not purchase at all, or does not purchase in full, its pro rata portion of the Sale Equity offered to it pursuant to clause 10.2.7,

(referred to as the Non-Accepting Shareholder), then the Non-Accepting Shareholder shall be deemed to have renounced its entitlement to purchase its full pro rata portion of the Sale Equity in favour of the Buyers who have agreed to purchase in full their respective pro rata portions of the Sale Equity, such renunciation being free of any consideration.

10.8

If all (and not some only) of the Sale Equity is not acquired by the Shareholders following compliance with the process set out in this clause 10, then the Seller shall be entitled to dispose of all of the Sale Equity to the named third party:

10.8.1	at a price not less than that, and on terms and conditions that are materially no less favourable than those, set out in the original Third Party Offer;

10.8.2	subject, where applicable, to rights contained in clauses 9, 11, 12 or 13 provided that clauses 9, 11, 12 or 13 do not apply to SPV3 where SPV3 is the seller; and

10.8.3

subject to clause 10.11, within a period of 180 (one hundred and eighty) calendar days from the date of the Offer Notice, after which the Seller will once again be obliged to offer the Sale Equity to the other Shareholders as set out in this clause 10.

10.9

Should no proposed purchaser be set out in the Offer Notice as envisaged in clause 10.3.2, then the Seller will once again be obliged to offer the Sale Equity to the other Shareholders as set out in this clause 10 upon disclosing the details of the proposed purchaser to the other Shareholders and prior to disposing of the Sale Equity to the proposed purchaser.

10.10	The Secretary may not allocate what would otherwise be fractional interests in Shares, but shall round off to the nearest whole number with 0.5 (zero point five) being rounded up.

10.11

Completion under clause 17 must take place as soon as possible after the Sale Equity has been allocated to the Buyers or such extended period as may be required to obtain regulatory approvals and Complete the acquisition of such shares.

10.12	The pre-emption rights set out in this clause 10 shall apply, mutatis mutandis, to any issue of new shares of any class by the Company, other than as contemplated in clause 6.6.

11.	TAG ALONG RIGHTS

11.1

Subject to Shareholder compliance with the provisions of clause 10, if any one or more Shareholders (Selling Shareholders) issues an Offer Notice that is for Shares constituting 50% (fifty per cent) or more of the issued Share capital of the Company (and corresponding Claims, if any) (Tag Equity), in one or a series of transactions, then each other Original Shareholder (or its Affiliate pursuant to a Permitted Disposal) other than SPV1, without the prior written consent of the holders of the SPV1 Bonds, and NET1 but including, subject to clause 11.6, M5, has the right (Tag Along Right) to require the Selling Shareholders to cause the purchaser named in the Offer Notice or, where there is no named purchaser, the party to whom the Selling Shareholders wish to sell the Tag Equity to, to also buy a pro rata portion of their Equity (Pro Rata Equity) at the same price and on the same terms and conditions applicable to the sale of the Tag Equity.

11.2

To exercise its Tag Along Right, an Original Shareholder (or its Affiliate pursuant to a Permitted Disposal) must, within 20 (twenty) calendar days following receipt of the Offer Notice, notify the Selling Shareholders and the Secretary in writing of the exercise of its Tag Along Right.

11.3

If the Selling Shareholders of the Tag Equity Completes the sale notified in the Offer Notice, they must ensure that the purchaser of their Tag Equity simultaneously completes the acquisition of all Equity which is subject to the exercise of a Tag Along Right provided that the same price, terms and conditions applicable to the sale of the Tag Equity shall apply to the sale of all of the Equity (including the provision of warranties by all sellers of Equity).

11.4

Completion under clause 17 must take place as soon as possible after the Tag Along Right has been exercised or such extended period as may be required to obtain regulatory approvals and Complete the acquisition of Tag Equity and each other Shareholder waives its pre-emptive rights to enable a sale under this clause 11 to be effected. It being recorded and agreed that any sale in terms of this clause 11 will be subject to the warranties in clause 20.5 mutatis mutandis.

11.5	Notwithstanding the remaining provisions in this clause 11, it is agreed that:

11.5.1

the Tag Along Right under this clause 11 shall not be triggered if the sale of Shares by the Selling Shareholders is pursuant to a Listing or a listing as initiated by the Shareholders (or any of them); and

11.5.2

MS15 shall not be entitled to follow its Tag Along Right under this clause 11 in the first 7 (seven) years following the Implementation Date unless: (i) BLT and NET1 have consented thereto in writing; and (ii) doing so would not be prejudicial in any manner to the Company.

11.6	M5 will only be entitled to exercise the Tag Along Right set out in clause 11.1 provided that:

11.6.1	it is the holder of Class “A” Shares; and

11.6.2	at the time that the Selling Shareholders issue the Offer Notice referred to above, a period of at least 4 (four) years have elapsed from the Implementation Date; or

11.6.3	at the time that the Selling Shareholders issue the Offer Notice referred to above as well as at the time of Completion of such sale (and the period in between):

11.6.3.1	José dos Santos is the Chief Executive Officer of the Company; or

11.6.3.2	if José dos Santos is not the Chief Executive Officer of the Company, it is not due to him having been dismissed by the Company for any of the following reasons:

11.6.3.2.1	him breaching his terms of employment, or being found guilty of misconduct or gross negligence that justifies his dismissal;

11.6.3.2.2	him committing any breach or offence which results in a criminal conviction due to him being dismissed for cause; or

11.6.3.2.3	him becoming prohibited by law from being a director of a company,

provided that any such dismissal (save in the case of clause 11.6.3.2.3) will be subject to the relevant provisions of the Labour Relations Act, 66 of 1995 and the Company’s internal disciplinary procedures.

11.7	Notwithstanding anything to the contrary contained herein and for the avoidance of any doubt, this clause 11 shall no longer apply upon a Listing.

12.	DRAG ALONG RIGHTS

12.1

Subject to Shareholder compliance with the provisions of clause 10 and clause 12.2, if any one or more Shareholders (Selling Shareholders) issues an Offer Notice that is for Shares constituting 50% (fifty per cent) or more of the issued Share capital of the Company (and corresponding Claims, if any) (Drag Equity) in one or a series of transactions, then the Selling Shareholders shall be entitled to require the other Shareholders (other than (i) NET1; and (ii) SPV1, SPV2 and SPV3 within the first 12 (twelve) months following the Implementation Date) (Dragged Shareholders) to sell all of their Equity at the same price, terms and conditions applicable to the sale of the Drag Equity (including the provision of warranties).

12.2	Notwithstanding the provisions of clause 12.1:

12.2.1.1

M5 shall not be required to sell their Shares under this clause 12 if the price is less than the result of: (i) 7 (seven) times the Group’s last 12 (twelve) month rolling EBITDA (as evidenced by a certificate duly issued by the Auditors at the relevant time); less (ii) the Enterprise Value Adjustments; multiplied by (iii) the percentage shareholding in the Company of the relevant Dragged Shareholder;

12.2.1.2

unless otherwise agreed to in writing by SPV2, SPV2 shall not be required to sell its Shares under this clause 12 if the price attributable to the SPV2 Shares is less than the aggregate of the principal amount and the accrued interest on the loan between SPV2 and China Development Bank and Industrial and Commercial Bank of China Limited then outstanding;

12.2.1.3

unless otherwise agreed to in writing by SPV1, SPV1 shall not be required to sell its Shares under this clause 12: (i) until such time as SPV2 is obliged to sell its Shares following the fulfilment of the requirement set out in clause 12.2.1.2; and (ii) for a value less than the Fair Market Value of such Shares; or

12.2.1.4

unless otherwise agreed to in writing by SPV3, SPV3 shall not be required to sell its Shares under this clause 12 until such time as SPV2 is obliged to sell its Shares following the fulfilment of the requirement set out in clause 12.2.1.2.

12.3

For a period of 7 (seven) years from the Implementation Date, should MS15 not retain the Targeted Black Interest (provided that there shall be a period of 30 (thirty) days from the date of MS15 Becoming Aware or being notified in writing of the relevant event resulting in MS15 not retaining the Targeted Black Interest to remedy such non-compliance) then, regardless of the cause thereof other than a change in law, MS15 shall retain its rights and obligations under this clause 12, provided that the minimum price provided in clause12.1shall no longer apply.

12.4

Completion under clause 17 must take place as soon as possible after having reached agreement on the sale of the Drag Equity, subject to obtaining the required regulatory approvals and each other Shareholder waives its pre-emptive rights to enable a sale under this clause 12 to be effected. It being recorded and agreed that any sale in terms of this clause 12 will be subject to the warranties in clause 20.5 mutatis mutandis.

13.	M5 PUT OPTION

13.1

Subject to Shareholder compliance with the provisions of clauses 10 and 11.6, should any Shareholder (Controlling Shareholder), other than M5, agree to acquire, in one or more transactions, Shares that will result in its entire shareholding constituting more than 50% (fifty per cent) of the entire issued Share capital of the Company (and corresponding Claims, if any) in one or more transactions (Control Put Equity), then the Controlling Shareholder shall be obliged to give written notice thereof (M5 Put Notice) to M5 and M5 has the option (M5 Put Option) to put its entire Equity (and not only part thereof) to the Controlling Shareholder and accordingly oblige the Controlling Shareholder to buy M5’s Equity at a price that is equal to the result of: (i) 5 (five) times the Group’s last 12 (twelve) month rolling EBITDA (as evidenced by a certificate duly issued by the Auditors at the relevant time); less (ii) the Enterprise Value Adjustments; multiplied by (iii) the percentage shareholding in the Company of M5 (subject to clause 13.3) and otherwise on the same terms and conditions applicable to the acquisition of the Control Put Equity. It is agreed that the M5 Put Option as set out in this clause 13 shall lapse and be of no further force or effect with effect from the 5th (fifth) anniversary of the Implementation Date.

13.2

To exercise the M5 Put Option, M5 must, within 20 (twenty) calendar days of receiving the M5 Put Notice, notify the Controlling Shareholder, BLT, NET1 and the Secretary in writing of the exercise of the M5 Put Option.

13.3

The Controlling Shareholder must simultaneously with the Completion of the sale of the Control Put Equity Complete the acquisition of M5’s Equity and the payment of the purchase price in respect thereof, provided that the same terms and conditions (other than the price as set out in clause 13.1) applicable to the sale of the Control Put Equity shall apply to the sale of M5’s Equity (including the provision of warranties by all sellers of Equity).

13.4

Completion under clause 17 must take place as soon as possible after the M5 Put Option has been exercised or such extended period as may be required to obtain regulatory approvals and Complete the acquisition of the Control Put Equity. Completion of the exercise of the M5 Put Option as provided for in this clause 13 shall be subject to all Applicable Laws and the relevant parties obtaining the necessary consents (including that of the competition authorities and ICASA, if required) and each other Shareholder waives its pre-emptive rights to enable a sale under this clause 13 to be effected. It being recorded and agreed that any sale in terms of this clause 13 will be subject to the warranties in clause 20.5 mutatis mutandis.

13.5	If M5 Disposes of some or all of its Shares in terms of this clause 13, such Disposal shall not be subject to the provisions of clauses 10, 14 or 16.1.

14.	M5 CALL OPTION

14.1

Subject to Shareholder compliance with the provisions of clauses 10 and 11.6, should any Shareholder (Controlling Shareholder), other than M5, agree to acquire, in one or more transactions, Shares that will result in its entire shareholding constituting more than 50% (fifty per cent) of the entire issued Share capital of the Company (and corresponding Claims, if any) (Control Call Equity), then the Controlling Shareholder shall be obliged to give written notice thereof (M5 Call Notice) to M5 and the Controlling Shareholder has the option (M5 Call Option) to call upon M5’s Equity and oblige M5 to sell M5’s Equity to the Controlling Shareholder, at the same price (subject to clause 14.3) and on the same terms and conditions applicable to the acquisition of the Control Call Equity provided that M5 shall not be required to sell their Shares under this clause 14 if the price is less than the result of: (i) 7 (seven) times the Group’s last 12 (twelve) month rolling EBITDA (as evidenced by a certificate duly issued by the Auditors at the relevant time); less (ii) the Enterprise Value Adjustments; multiplied by (iii) the percentage shareholding in the Company of M5 and otherwise on the same terms and conditions applicable to the acquisition of the Control Call Equity. It is agreed that the M5 Call Option as set out in this clause 14 shall lapse and be of no further force or effect 60 (sixty) days after the expiry of the 5th (fifth) anniversary of the Implementation Date.

14.2

To exercise the M5 Call Option, the Controlling Shareholder must, within 20 (twenty) calendar days of delivering the M5 Call Notice to M5, notify BLT, NET1 and the Secretary in writing of the exercise of the M5 Call Option.

14.3

The Controlling Shareholder must simultaneously with the Completion of the sale of the Control Call Equity Complete the acquisition of M5’s Equity and the payment of the purchase price in respect thereof, provided that the same terms and conditions (other than the price as set out in clause 14.1) applicable to the sale of the Control Call Equity shall apply to the sale of M5’s Equity (including the provision of warranties by all sellers of Equity).

14.4

Completion under clause 17 must take place as soon as possible after the M5 Call Option has been exercised or such extended period as may be required to obtain regulatory approvals and Complete the acquisition of Control Call Equity. Completion of the exercise of the M5 Call Option as provided for in this clause 14 shall be subject to all Applicable Laws and the relevant parties obtaining the necessary consents (including that of the competition authorities and ICASA, if required) and each other Shareholder waives its pre- emptive rights to enable a sale under this clause 14 to be effected. It being recorded and agreed that any sale in terms of this clause 14 will be subject to the warranties in clause 20.5 mutatis mutandis.

14.5	If M5 Disposes of some or all of its Shares in terms of this clause 14, such Disposal shall not be subject to the provisions of clauses 10, 13 or 16.1.

15.	FORCED TRANSFER OF EQUITY ON TRIGGER EVENT

15.1

A Shareholder (Defaulting Shareholder) shall immediately notify the other Shareholders and the Company in writing if it is the subject of a Trigger Event. If a Defaulting Shareholder so notifies the other Shareholders or the other Shareholders otherwise become aware of such Trigger Event, then any other Shareholder or combination of Shareholders, other than the Defaulting Shareholder, SPV1, SPV2 and SPV3 (Acquiring Shareholder(s)) may notify the Defaulting Shareholder, the Company and all other Shareholders that it or they will buy all of the Defaulting Shareholder’s Equity at the Fair Market Value of such Shares less 10% (ten per cent) and Claims, if any, at face value (which must be payable on Completion in accordance with clause 17.5) (Trigger Price), provided that all Acquiring Shareholders shall be entitled to participate as such pro rata to its shareholding in the Company.

15.2

For the avoidance of doubt, where a Party comprising M5 is the subject of a Trigger Event, only such Party shall be deemed a Defaulting Shareholder and the remaining Parties comprising M5 shall not be deemed to be Defaulting Shareholders.

15.3	A notice under clause 15.1 is irrevocable.

15.4	If the sale of the Defaulting Shareholder’s Equity is to proceed under this clause, then:

15.4.1	the Secretary must notify all Shareholders of the proposed sale and the Trigger Price;

15.4.2	the Defaulting Shareholder must be treated as having issued to all other Shareholders an Offer Notice for sale of all its Equity;

15.4.3	clauses 10 and 17 apply; and

15.4.4

the Acquiring Shareholders shall be obliged to purchase all (and not some only) of the Defaulting Shareholder’s Equity, provided that if any Acquiring Shareholder fails to purchase its total pro rata portion of the Defaulting Shareholder’s Equity, such Shareholder shall be deemed to have renounced its entitlement to purchase such portion to the other Acquiring Shareholders and the other Acquiring Shareholders may proportionally increase their share in the Defaulting Shareholder’s Equity.

15.5

Tag Along Rights do not apply to a sale of Equity under this clause 15. The Defaulting Shareholder is not required to give any warranties other than customary title warranties in respect of such Equity.

16.	CHANGE OF CONTROL

16.1

Should any Party comprising M5 (Defaulting M5 Party) sell any of its Shares to any party (Purchasing Third Party) without offering such Shares to the other Shareholders in accordance with the provisions set out in clause 10 or without the prior written consent of the other Shareholders, then a deemed offer of: (i) all the Shares held by such Purchasing Third Party; and (ii) all the remaining Shares held by the Defaulting M5 Party, if any, (collectively referred to as the Defaulting Shares) shall be deemed to have been triggered. The Equity subject to the deemed offer and held by the Purchasing Third Party or the Defaulting M5 Party, as the case may be, in the Company shall be deemed to have been offered to the other Shareholders (other than the Defaulting M5 Party) at the Fair Market Value of such shares less 10% (ten per cent) and Claims, if any, at face value and as set out in clause 16.3.

16.2

For a period of 7 (seven) years from the Implementation date, should MS15 not retain the Targeted Black Interest (provided that there shall be a period of 30 (thirty) days from the date of MS15 Becoming Aware or being notified in writing of the relevant event resulting in MS15 not retaining the Targeted Black Interest to remedy such non-compliance) then, regardless of the cause thereof other than a change in law, a deemed offer of the MS15 Shares shall be triggered. The Equity subject to the deemed offer and held by MS15 in the Company shall be deemed to have been offered to the other Shareholders at the Fair Market Value of such shares less 10% (ten per cent) and Claims, if any, at face value and as set out in clause 16.3.

16.3	If a sale of Equity is to proceed under either clause 16.1 or 16.2, then:

16.3.1	the Secretary must notify all Shareholders (other than SPV1, SPV2 and SPV3) of the proposed sale and the price;

16.3.2

if M5 triggers the deemed offer under clause 16.1, the Defaulting M5 Party or the Purchasing Third Party, as the case may be, must issue to all other Shareholders (other than SPV1, SPV2 and SPV3) an Offer Notice for sale of the Defaulting Shares provided that, should the Defaulting M5 Party or the Purchasing Third Party, as the case may be, fail to issue an Offer Notice as contemplated, any other Party aware of such trigger may issue an Offer Notice; or

16.3.3

if MS15 triggers the deemed offer under clause 16.2, MS15 must issue to all other Shareholders (other than SPV1, SPV2 and SPV3) an Offer Notice for sale of all its Equity in the Company provided that, should MS15 fail to issue an Offer Notice as contemplated, any other Party aware of such trigger may issue an Offer Notice; and

16.3.4	clause 17 shall apply.

16.4

Should the Defaulting Shares or MS15’s Equity, as the case may be, not be acquired in full by the other Shareholders (other than SPV1, SPV2 and SPV3) following the provisions of clauses 16.3.1, 16.3.2 and 16.3.3 then the Defaulting M5 Party or MS15, as the case may be, shall be obliged to issue the Offer Notices to all of the Shareholders (including SPV1, SPV2 and SPV3) offering any Defaulting Shares or MS15’s Equity not acquired when the Offer Notices were first issued.

17.	COMPLETION OF TRANSFERS OF EQUITY

17.1	This clause 17 applies to the Completion of any Disposal of Equity under this Agreement other than a Permitted Disposal.

17.2

The rights and obligations of the Parties in respect of any Disposal of Equity under this Agreement are subject to, where necessary, the prior approval of any competent and necessary regulatory authority provided that the Disposal shall always be subject to any specific time periods set out in the clause triggering the Disposal of Equity. Each Party will use all reasonable efforts on its part to ensure that any necessary approvals are obtained.

17.3	If the transferee is not already a Shareholder in the Company, the transferee must sign a Deed of Accession or a Funder Deed of Accession (as applicable) as envisaged in clause 24.3.

17.4

The Secretary must notify each transferor and transferee of Equity of the arrangements for Completion including the time (between 10:00 and 15:00), date (between 5 (five) and 10 (ten) Business Days after receipt of the notice) and place (in Johannesburg) for Completion.

17.5

At Completion, each transferee must pay to each transferor the Price for all the Shares and the amount owing for any Claims being transferred by inter-bank or other electronic funds transfer into an account notified by the transferor at least 2 (two) Business Days before Completion.

17.6	At Completion, each transferor must deliver:

17.6.1	to the transferee for its Shares:

17.6.1.1	duly executed proper instrument of transfer for the Shares being transferred;

17.6.1.2	clear title in those Shares, free of any Encumbrance unless otherwise agreed to by the relevant transferor and transferee; and

17.6.1.3	the original share certificates for all those Shares (if issued);

17.6.2	to the transferee for its Claims, a duly executed cession of the Claims; and

17.6.3

to the Company, resignation of any director or directors nominated or appointed by the transferor under the Memorandum of Incorporation whom, following Completion, the transferor is no longer entitled to appoint, together with certified copies of such directors’ identity documents or passports not older than 3 (three) months from the date of transfer of the Equity.

17.7

If a transferor required to transfer Equity under this Agreement fails to deliver at Completion any required executed instruments of transfer, the Secretary may sign a transfer instrument for the relevant Shares and/or cession for the relevant Claims, in each case as agent for the transferor. The Secretary may also receive, and give a good discharge for, the Price of any Share and the amount owing for any Claim transferred by the Secretary as agent for the transferor.

17.8	Following Completion, stamping of share transfers (if required) and compliance with clause 24 (if required), the Company must register the transfer of the relevant Equity.

17.9	The Company will pay all securities transfer tax payable in respect of a transfer of Shares and will be entitled to claim such securities transfer tax from the transferor.

18.	RELEASE OF GUARANTEES

18.1

Whenever a Shareholder (Selling Shareholder) Disposes of all its Equity to any other Shareholders (Buying Shareholders), the Buying Shareholders shall use their reasonable endeavours to procure the release of the Selling Shareholder and its Affiliates from all suretyships, guarantees and/or indemnities executed by the Selling Shareholder or its Affiliates on behalf of or for the benefit of the Company or any of its Affiliates in favour of third parties.

18.2

The Buying Shareholders hereby indemnify the Selling Shareholder, in proportion to the Equity acquired from the Selling Shareholder, in respect of any liability which the Selling Shareholder may have under any of the said suretyships, guarantees and/or indemnities until the Buying Shareholders have procured the said release.

19.	LISTING

19.1	It is the stated intention of the Shareholders to pursue, in good faith, a Listing within a reasonable time after the conclusion of this Agreement.

19.2

At any stage following the Implementation Date, the Board may resolve to pursue a Listing and implement the provisions of this clause 19. Should the Board resolve to pursue a Listing, each Party agrees to:

19.2.1

act reasonably and provide such assistance to each other, the appointed underwriters and bookrunners and/or the Company as may reasonably be required for a successful Listing in accordance with standard market practice in respect of a Listing of its size and nature (Reasonable Assistance) and to vote in favour of all such resolutions as may be required to effect the Listing. Such Reasonable Assistance will include, amongst others:

19.2.1.1	reconstitution of the Board to comply with the Listings Requirements and appropriate governance practices, including the appointment of an appropriate number of independent directors to the Board;

19.2.1.2	appropriate post-Listing lock-in restrictions up to a maximum period of 12 (twelve) months following the date of Listing;

19.2.1.3	establishing an appropriate capital structure of the Company post-Listing; and

19.2.1.4	a stand still on any share transfers in the period commencing 6 (six) weeks prior to the publication of the pre-listing statement or the prospectus, as the case may be, and ending on Listing; and

19.2.2	as a pre-condition to Listing, procure the release of any third party guarantees, sureties and/or all other undertakings provided on behalf of the Company by any Shareholder;

19.2.3	waive any pre-emptive rights which they may have over the Shares to be placed pursuant to the Listing; and

19.2.4

use their respective reasonable endeavours to prepare and file an offering document for the Listing, develop a plan for the marketing of the offering, procure agreements with Listing, transfer and paying agents and procure comfort letters and opinions, all as necessary or advisable, in the reasonable discretion of the underwriters or bookrunners, to facilitate a successful Listing.

19.3

The cost of the Listing and any primary issuance of the Shares shall be borne by the Company. The on-going stock exchange and other costs related to the Company being a publicly traded company shall also be borne by the Company.

19.4	In the event that:

19.4.1

M5 elects to sell Shares as part of the Listing, it shall be entitled to dispose of up to a maximum of 50% (fifty per cent) of the Shares held by M5 pursuant to the Listing, which disposal shall occur though the sale of Shares by each member of M5 listed in Schedule 1.1.55 pro rata to their holding of Shares; and

19.4.2

MS15 elects to sell Shares as part of the Listing, it shall be entitled to dispose of up to a maximum of 30% (thirty per cent) of its Shares pursuant to the Listing provided that MS15 shall still be obliged to comply with the provisions of clause 21 following such disposal notwithstanding the termination of this Agreement.

19.5	SPV1 shall only be entitled to sell Shares as part of the Listing to the extent that the holders of the SPV1 Bonds have consented to such sale in writing.

20.	M5 LISTING, BUY-BACK AND CALL OPTION

20.1

In the event that no Listing has taken place or has been triggered or commenced under clause 19 within 5 (five) years from the Implementation Date, M5 shall be entitled to require a Listing of the Company on, mutatis mutandis, the same terms and conditions as set out in clause 19.2 by giving written notice thereof to the Company and the other Shareholders (M5 Listing Notice) within 60 (sixty) days after the expiry of the aforementioned 5 (five) year period (M5 Listing Notice Period) and provided that:

20.1.1

the Group’s last 12 (twelve) month rolling EBITDA reached an amount of R3,500,000,000 (three billion five hundred million Rand). The Company shall instruct the Auditors to prepare a certificate confirming the Group’s last 12 (twelve) month rolling EBITDA number as envisaged in this clause 20.1.1, which Auditor’s certificate will be attached to the M5 Listing Notice. Should M5 fail to invoke the provisions of this clause 20.1 when it is entitled to do so, and the Group’s last 12 (twelve) month rolling EBITDA at any time thereafter falls below R3,500,000,000 (three billion five hundred million Rand), then M5 can thereafter only invoke the provisions of this clause 20.1 upon the Group’s last 12 (twelve) month rolling EBITDA once again reaching an amount of R3,500,000,000 (three billion five hundred million Rand);

20.1.2	the Main Board Listing Criteria contained in the Listings Requirements are complied with; and

20.1.3

in the event that MS15 elects to sell Shares as part of the Listing, it shall be entitled to dispose of up to a maximum of 30% (thirty per cent) of its Shares pursuant to the Listing provided that MS15 shall still be obliged to comply with the provisions of clause 21 following such disposal.

20.2

Should M5 elect to pursue a Listing resulting in the listing for trading of the Shares as contemplated in clause 20.1, the Listing process shall be controlled by Shareholders together holding not less than 75.1% (seventy five point one per cent) of the Shares and the appointment of the underwriters and bookrunners shall be appointed by agreement amongst Shareholders together holding not less than 75.1% (seventy five point one per cent) of the total issued share capital of the Company from the agreed list of potential underwriters and bookrunners, a copy of which is attached to this Agreement as Schedule 20.2.

20.3

Should the Company for any reason wish not to pursue a Listing following receipt of the M5 Listing Notice, the Company shall be obliged, by the delivery of a written notice (Buy- Back Notice) to M5, BLT and NET1 within 60 (sixty) days of the date of the M5 Listing Notice, to acquire M5’s Equity (the M5 Buy-Back). The M5 Buy-Back shall be exercised against payment of a price that is equal to the result of: (i) 5 (five) times the Group’s last 12 (twelve) month rolling EBITDA (as evidenced by a certificate duly issued by the Auditors at the relevant time); less (ii) the Enterprise Value Adjustments; multiplied by (iii) the percentage shareholding in the Company of M5 (the Buy-Back Price). Completion of the M5 Buy Back shall be subject to all Applicable Laws and the relevant parties obtaining the necessary consents (including that of the competition authorities and ICASA, if required).

20.4	The Buy-Back Price shall be payable by the Company to M5, subject to Completion, as follows:

20.4.1	an initial amount equal to the lesser of 30% (thirty per cent) of the Buy-Back Price or an amount of R1,000,000,000 (one billion Rand), against transfer of M5’s Equity to it; and

20.4.2

the remainder of the Buy-Back Price shall be paid in equal monthly instalments over 36 (thirty six) months (Buy-Back Instalments). Interest shall be charged on such Buy- Back Instalments at the Prime Rate and payable with each Buy-Back Instalment. The Company may, at its election, accelerate the payment of the Buy-Back Instalments without any penalty. Should the Company fail to pay any Buy-Back Instalment together with accrued interest on the due date for such payment, the entire Buy-Back Price together with all unpaid Buy-Back Instalments and accrued interest shall immediately become due and payable by the Company.

20.5	M5 warrants to the Company, on delivery of the Buy-Back Notice immediately prior to Completion of any sale in terms thereof, that:

20.5.1

M5 will be the sole beneficial and, where applicable, registered owner of the Shares held by it (and corresponding Claims, if any) (M5 Equity) and will be able to give free and unencumbered title of the M5 Equity to the Company;

20.5.2	no third party will have any right (including any option or right of first refusal) to acquire the M5 Equity;

20.5.3

upon delivery of the M5 Equity and the documents of title to the Company in terms of this clause 20, ownership of the M5 Equity will pass to the Company and the Company will become the sole registered and beneficial owner of the M5 Equity; and

20.5.4

the M5 Equity will, when delivered to the Company, be free of any cession, pledge, lien, hypothec or other Encumbrance of any nature whatsoever and free of any other security interest or right of retention or right of pre-emption and no agreement shall have been entered into which may give rise to the M5 Equity sold being thus Encumbered.

20.6

If M5 does not deliver the M5 Listing Notice within the M5 Listing Notice Period, then from the day after the expiry of the M5 Listing Notice Period (Call Option Effective Date) the Company will be entitled to exercise a call option to purchase all of M5’s Equity within 60 (sixty) days of the Call Option Effective Date (Call Option Period) and M5 will be obliged to sell its Equity to the Company against payment of a price that is equal to or higher than the result of: 7 (seven) times the Group’s last 12 (twelve) month rolling EBITDA (as evidenced by a certificate duly issued by the Auditors at the relevant time); less (ii) the Enterprise Value Adjustments; multiplied by (iii) the percentage shareholding in the Company of M5 (the Call Option Price) (the Call Option).

20.7	The Call Option Price shall be payable by the Company to M5, subject to Completion, as follows:

20.7.1	an initial amount equal to the lesser of 30% (thirty per cent) of the Call Option Price or an amount of R1,000,000,000 (one billion Rand), against transfer of M5’s Equity to it; and

20.7.2

the remainder of the Call Option Price shall be paid in equal monthly instalments over 36 (thirty six) months (Call Option Instalments). Interest shall be charged on such Call Option Instalments at the Prime Rate and payable with each Call Option Instalment. The Company may, at its election, accelerate the payment of the Call Option Instalments without any penalty. Should the Company fail to pay any Call Option Instalment together with accrued interest on the due date for such payment, the entire Call Option Price together with all unpaid Call Option Instalments and accrued interest shall immediately become due and payable by the Company.

20.8	All payments to be made pursuant to this clause 20 shall be payable by electronic funds transfer into the bank account notified in writing by M5 to the Company.

20.9

For the purposes of, and in the circumstances contemplated by, this clause 20, each of the other Shareholders hereby waives any pre-emptive right which it may have over the Shares, in terms of this Agreement, the Memorandum of Incorporation or any Applicable Laws, and undertakes to vote in favour of all such resolutions as may be required in order to enable the Company to acquire M5’s Equity.

21.	BEE WARRANTY AND UNDERTAKING

21.1

MS15 hereby warrants and undertakes that, for a period of 7 (seven) years following the Implementation Date, MS15 shall retain the Targeted Black Interest provided that there shall be a period of 30 (thirty) days from the date of MS15 Becoming Aware or being notified in writing of the relevant event resulting in MS15 not retaining the Targeted Black Interest to remedy such non-compliance.

21.2

Notwithstanding any contrary provisions contained in this Agreement but subject to clause 11.5.2 and other than a transfer of any MS15 Shares to BLT and/or NET1 or pursuant to the provisions of clause 19.4.2 or 20.1.3 or as may otherwise be agreed to by BLT and NET1 in writing, should MS15 transfer any of the MS15 Shares in terms of and in accordance with this Agreement, it shall only be entitled to do so to the extent that the proposed acquirer of such MS15 Shares is bound by and complies with the provisions of this clause 21.

21.3

In the event of a change in the BEE Act, the BEE Codes or the law generally that results in a change in the way that the Targeted Black Interest is defined, measured or otherwise calculated, MS15 shall use its reasonable endeavours to comply with such change in the law in order to give effect to the provisions and intent of this Agreement and adhere to such revised or amended Targeted Black Interest.

21.4

It is specifically recorded and agreed that NET1 shall not be obliged to contribute to or maintain the Targeted Black Interest or any other empowerment credentials of the Group as may be required by the BEE Act, the BEE Codes or otherwise. Should the Group undergo a drop in empowerment credentials or ratings under the BEE Act, the BEE Codes or otherwise then BLT and/or MS15 shall do all such things as may be required in order to rectify such situation.

22.	SHAREHOLDERS NOT TO BIND THE COMPANY

22.1	None of the Shareholders will have the ability, power or capacity independently to bind the Company in any way.

22.2

Each of the Shareholders undertakes that it will not seek to bind the Company in any way and each of the Shareholders respectively undertakes not to hold itself out at any time, to any third party, as having authority to bind the Company in any manner.

23.	FINANCIAL MATTERS AND ACCESS TO RECORDS

23.1	The Parties will procure that the financial policies of the Company will be in accordance with the Accounting Principles. These include policies as to:

23.1.1	the keeping of accounting records;

23.1.2	the preparation and format of strategic and management plans;

23.1.3

the preparation of monthly financial and management reports and accounts by no later than 20 (twenty) days following the end of the previous month and the distribution thereof to all Directors and Shareholders within such time period;

23.1.4

the preparation of interim financial statements by no later than 45 (forty five) days following the end of the first 6 (six) months of each financial year and the distribution thereof to all Directors and Shareholders within such time period;

23.1.5

the preparation of management reports stamped by the Auditors by no later than 60 (sixty) days following the end of May and November each year and the distribution thereof to all Directors and Shareholders within such time period; and

23.1.6

the preparation of annual audited financial statements by no later than 60 (sixty) days following the end of the previous financial year and the distribution thereof to all Directors and Shareholders within such time period.

23.2	The Company will keep complete, accurate and current records and books of accounts and the Shareholders or their authorised representatives will be entitled to inspect such records at any time.

23.3

The Company shall ensure that all transactions entered into by any entity within the Group with a Director or any other Related Party is reported to the Board in each quarter for all the transactions in the preceding quarter.

24.	NEW SHAREHOLDERS

24.1

No Party may Dispose of its Shares to a person not already a Shareholder other than as permitted in terms of this Agreement and unless that person has first executed and delivered to each Shareholder and the Company a Deed of Accession. For the avoidance of doubt, a Funder Deed of Accession is required to be signed at the date of Encumbering of the Shares should such Shares be pledged as security for the debt of the Shareholder, and should the third party funder receiving such pledge be entitled to take ownership of such Shares upon an enforcement thereof, provided that, in the event that a Shareholder wishes to Encumber its Shares and the relevant third party funder refuses to sign or has an objection to signing a Funder Deed of Accession on the date of Encumbrance, the Parties shall negotiate in good faith in order to find a solution to such situation.

24.2	It is further recorded that, save as specifically set out in clause 6, no person not already a Shareholder shall be entitled to any of the rights allocated by clauses 11, 12 or 19.

24.3

The Company must not register in its records or otherwise recognise any Disposal of Shares unless a Deed of Accession or Funder Deed of Accession has been executed and delivered as required under clause 24.1, and unless all obligations of the Shareholder under this Agreement have been satisfied.

25.	NON-CIRCUMVENTION

Each of the Shareholders undertakes in favour of the Company that it shall not, and shall procure that its Affiliates shall not, for the duration of this Agreement:

25.1	circumvent, avoid, bypass or obviate any of the rights or obligations contained in this Agreement; or

25.2

in any other way do, or omit to do, anything which is in any way designed or intended to circumvent, or which has the effect of circumventing, any of the rights and obligations contained in this Agreement.

26.	APPOINTMENT OF EXPERT

Where certification or determination is required by any Expert under this Agreement:

26.1

the Expert must be an investment bank jointly appointed by the Shareholders affected by the determination to be made, from the list of investment banks contained in Schedule 20.2. The Parties affected by the determination to be made shall appoint the Expert by agreement within 10 (ten) Business Days of such notice requiring the matter to be referred to the Expert. In the event that the Parties are unable to agree upon which investment bank to appoint, within a period of 10 (ten) Business Days of the date of the notice, then the Expert shall be appointed by the President for the time being of the South African Institute of Chartered Accountants (or its successor body) on the application of any Party;

26.2

the certification or determination must be prepared or undertaken by the Expert acting as expert and not as arbitrator, and will be final and binding on the Parties save for manifest error in calculation or fraud; and

26.3

each of the Parties agrees to execute, if requested, by the Expert, an engagement letter containing terms and conditions that are reasonably requested by the Expert, and further that each of them shall co-operate with the Expert and promptly provide all documents and information reasonably requested by the Expert.

27.	DETERMINATION OF VALUE OF EQUITY

27.1

In determining the Fair Market Value of the Shares of a Shareholder as provided for in this Agreement, the Expert shall use such accepted valuation methodology as the Expert may deem appropriate and the Expert will take into account, amongst other things and as may be appropriate, the following principles:

27.1.1

the value of the Shares of a relevant Shareholder must be the market value of the Shares as between a willing buyer and a willing seller provided, however, that the Expert will not take into account for the purposes of the valuation the fact, if it is so, that the relevant Shares represent a minority shareholding;

27.1.2	the Expert will not take into account any potential disadvantage that the Company may suffer due to the loss of the contribution of the particular Shareholder to the Company;

27.1.3

the Expert will, in the determination of the value of the Equity of a Shareholder, allow the Shareholders an opportunity to make written representations to the Expert in respect of the deemed value of the said Shares;

27.1.4	the Expert will be obliged to disclose to the Shareholders the basis of their valuation of the relevant Equity on the date of determination of such value;

27.1.5

the value of the Claims will be their face value. If the Company has advanced any loans to the Shareholders, the amount of such loans will be set off against the value of the Shares of such Shareholder; and

27.1.6

the costs of the Expert in effecting the valuation will be borne by the Shareholders in proportion to their holding of Shares in the Company, unless otherwise determined by the Expert or, when applied in circumstances set out in clause 14 and the Valuation Price is within 5% (five per cent) of the Proposed Purchase Price or less than the Proposed Purchase Price, in which case the costs of the Expert will be borne by the Defaulting Shareholder.

27.2

The Parties undertake to do everything reasonably in their power to ensure that the Expert completes the process set out in this clause 27 and delivers its determination within 30 (thirty) days of the relevant matter being referred to the Expert.

28.	VOTING UNDERTAKING, GOOD FAITH, CONSENT AND WAIVER

28.1

Each Shareholder undertakes in favour of the other Shareholders to exercise all such voting rights to implement and observe (and procure the implementation and observance of) the provisions of this Agreement.

28.2

The Parties shall at all times during the continuance of this Agreement observe the principles of good faith towards one another in the performance of their obligations in terms of this Agreement. This implies, without limiting the generality of the foregoing, that they shall:

28.2.1	at all times during the term of this Agreement act reasonably, honestly and in good faith;

28.2.2	perform their obligations arising from this Agreement diligently and with reasonable care; and

28.2.3	not unreasonably withhold or delay any consent that they are required to give under this Agreement.

28.3

To the extent that Chapter 5 of the Act and/or any of the Takeover Regulations prescribed in terms of the Act (collectively Takeover Provisions) apply to any transaction contemplated in this Agreement, including a transaction referred to in clause 11 to 17 (both inclusive) and 19 (Relevant Transaction), each of the Parties, to the extent permitted by law, hereby:

28.3.1	agrees and acknowledges that such Party has been advised and made aware of the Takeover Provisions relating to the regulation of an "affected transaction", as defined in the Act;

28.3.2	irrevocably consents to each member of the Group and all parties to the Relevant Transaction being exempted from compliance with the relevant Takeover Provisions by the Panel (as defined in the Act);

28.3.3	irrevocably agrees to do all such things and sign all such documents as may be reasonably required to obtain the exemptions contemplated in clause 28.3.2 from the Panel;

28.3.4

irrevocably waives all rights that such Party may have in terms of the Takeover Provisions (including the right to receive a mandatory or other offer in terms of the Takeover Provisions and/or any circular, fairness opinion or financial information from the Directors) in connection with any Relevant Transaction; and

28.3.5	irrevocably undertakes that it shall not accept any mandatory or other offer that may be required to be made in terms of the Takeover Provisions in connection with any Relevant Transaction.

29.	PUBLICATIONS AND ANNOUNCEMENTS

The Parties record their intention that, wherever practically possible, no public announcement other than announcements which may be required in terms of applicable legislation, the Listings Requirements or the rules and regulations of the JSE or any other recognised securities exchange will be made by the Company or by any of the Shareholders concerning the Company without the prior approval of all Shareholders, which shall not be unreasonably withheld or delayed.

30.	CONFIDENTIAL INFORMATION

30.1

For purposes of this Agreement, Confidential Information shall mean all written and/or tangible information related to this Agreement and information and/or data created by the Company or by any of the Parties or their Affiliates and disclosed by either the Company or any Party or its Affiliate to another Party or such Party's Affiliate which is confidential, proprietary and/or not generally available to the public, including, but not limited to, information relating in whole or in part to the Company, including present and future services, business plans and strategies, marketing ideas and concepts, especially with respect to unannounced services, present and future business plans, marketing plans, sales strategies, customer information, development plans, customer requirements, or other technical and business information.

30.2

The Parties shall not, and each Party shall use all reasonable endeavours to procure that every Affiliate of such Party shall not, disclose to any Person or use (other than in connection with claims against such Parties in respect of any breach of their obligations and duties under this Agreement or other documents related thereto or otherwise enforcing any right) any Confidential Information which may have come to its or their knowledge, provided however that in respect of each Party (or Affiliates thereto) the foregoing obligations shall not apply to the disclosure of Confidential Information if and to the extent:

30.2.1	disclosure is required by law or for the purpose of any judicial proceedings or by any Government Entity if (to the extent practicable) prior notice is given to the other Parties;

30.2.2

that a Party is obliged to make such disclosure in terms of the Act or any other law or enactment, or the Listings Requirements or the rules and regulations of any other securities exchange or any other regulator having jurisdiction, provided that the Party in question shall, where possible and provided that it will not delay the Party concerned from complying with its obligations, consult with the other Parties before making any such announcement or statement in the event that the content of the announcement or statement is not limited to the minimum disclosure requirements as prescribed by the aforementioned rules and regulations;

30.2.3

the Confidential Information is disclosed by a Party in connection with judicial or arbitral proceedings (and only to the extent it is used in the proceedings), brought by any Party for the purposes of enforcing the provisions of this Agreement;

30.2.4	the Confidential Information is or becomes generally available to the public other than as a result of a breach of any undertaking or duty of confidentiality by any Party;

30.2.5

the Confidential Information is disclosed on a confidential basis by a Party to its Affiliates and their advisers, representatives, directors, Shareholders, auditors or bankers for the purposes of its business;

30.2.6	the Confidential Information is disclosed on a confidential basis by the Parties, their Affiliates and the Company for the taking of any action contemplated by this Agreement or related documentation;

30.2.7	the Confidential Information is disclosed on a confidential basis by a Party to a Creditor pursuant to the exercise by the relevant Creditor of its rights under the SPV Documents;

30.2.8	disclosure is by a Party to one of its Affiliates which accepts or is otherwise subject to reasonable confidentiality restrictions; or

30.2.9	the other Parties have given their prior written consent to the contents and the manner of the disclosure by a Party (not to be unreasonably withheld or delayed).

30.3	Nothing in this clause 30 will prohibit any Shareholder from utilising information which it is able to show that:

30.3.1	was lawfully in its possession at the time of receipt;

30.3.2	was at the time of receipt part of the public domain or lawfully after receipt became part of the public domain;

30.3.3	was lawfully received from a third party entitled to possess and disclose that information;

30.3.4

was disclosed to a potential purchaser of the Shareholder’s Equity and the potential purchaser has entered into a confidentiality agreement with the Company to its reasonable satisfaction prior to such disclosure; or

30.3.5

was required by law or any securities exchange or regulatory or Government Entity to which any Party is subject, wherever situated, whether or not the requirement for information has the force of law, provided that the Shareholder required to make the disclosure has taken all reasonable steps to oppose or prevent the disclosure and to limit, as far as reasonably possible, the extent of such disclosure and, additionally, has given the other Shareholders reasonable notice of the required disclosure and a reasonable opportunity to participate in opposing, preventing or limiting the disclosure.

30.4

The restrictions contained in this clause 30 shall bind each Shareholder and Party for so long as it or he is a Shareholder or Party and for a period of 12 (twelve) months after such person ceases to be a Shareholder or Party for any reason.

30.5

Parties acknowledge that damages would not be a sufficient remedy for any breach of this clause 30 and each Party will be entitled to the remedy of injunction, specific performance and other equitable relief for any threatened or actual breach, in addition to any damages or other remedy to which it may be entitled and no proof of special damages will be necessary for the enforcement of this Agreement.

31.	TERMINATION

This Agreement will terminate:

31.1	on a Listing of the Company; or

31.2

in respect of a Shareholder, upon that Shareholder ceasing to hold any Equity, provided that the Shareholder will remain bound by the provisions of clauses 1, 29, 30, 34, 35 to 38 (both inclusive), 40 and 41 and such person will have no further rights or obligations under this Agreement, save as provided in this Agreement and without prejudice to the accrued rights or obligations of any Party prior to such termination.

32.	CEO REMOVAL

32.1

Should José dos Santos (CEO) cease to be employed by the Company for any reason other than his resignation or for any of the reasons detailed in clauses 11.6.3.2.1, 11.6.3.2.2 or 11.6.3.2.3 (Removal), the CEO will be entitled, pursuant to the delivery of a written notice (CEO Put Option Notice) to the Company, BLT and NET1 within 6 (six) months of the Removal (the CEO Put Option Period), to put such number of Shares in, and claims against, the Company that the CEO holds (CEO Equity) to the Company against payment of a price that is equal to or higher than the result of: (i) 5 (five) times the Group’s last 12 (twelve) month rolling EBITDA (as evidenced by a certificate duly issued by the Auditors at the relevant time); less (ii) the Enterprise Value Adjustments; multiplied by (iii) the percentage shareholding in the Company that the CEO Equity represents and an amount in respect of CEO’s claims against the Company forming part of the M5 Equity equal to the face value thereof (the CEO Put Option Price) and the Company will be obliged to acquire the CEO Equity (the CEO Put Option).

32.2

The CEO Put Option Price shall be payable by the Company to the CEO in full by electronic funds transfer into the bank account notified by the CEO in writing, upon Completion, provided that Completion shall take place within 30 (thirty) days of the date of the CEO Put Option Notice, or such other date as may be agreed to in writing between the CEO and the Company and provided further that Completion of the CEO Put Option shall be subject to all Applicable Laws and the relevant parties obtaining the necessary consents (including that of the competition authorities and ICASA, if required).

32.3

On Completion of any sale pursuant to the CEO Put Option, the CEO shall deliver to the Company free, clear and unencumbered title to the CEO Equity in freely transferable form, including share certificates (together with signed share transfer forms) in respect of the CEO Equity.

32.4	The CEO warrants to the Company, on delivery of the CEO Put Option Notice and immediately prior to Completion of any sale in terms thereof, that:

32.4.1	the CEO will be the sole beneficial and, where applicable, registered owner of the CEO Equity and will be able to give free and unencumbered title of the CEO Equity to the Company;

32.4.2	no third party will have any right (including any option or right of first refusal) to acquire the CEO Equity;

32.4.3

upon delivery of the CEO Equity and the documents of title to the Company in terms of this clause 32, ownership of the CEO Equity will pass to the Company and the Company will become the sole registered and beneficial owner of the CEO Equity; and

32.4.4

the CEO Equity will, when delivered to the Company, be free of any cession, pledge, lien, hypothec or other Encumbrance of any nature whatsoever and free of any other security interest or right of retention or right of pre-emption and no agreement shall have been entered into which may give rise to the CEO Equity sold being thus Encumbered.

32.5	If the CEO Disposes of some or all of his Shares in terms of this clause 32, such Disposal shall not be subject to the provisions of clauses 10, 14 or 16.1.

33.	BREACH

33.1

Should a Shareholder and/or the Company (Defaulting Party) commit a material breach of any of the terms and conditions of this Agreement, then any of the other Shareholders and/or the Company (Aggrieved Party) may give the Defaulting Party 30 (thirty) days’ written notice to remedy the default.

33.2

Subject to clause 34, if the Defaulting Party fails to remedy such breach within 30 (thirty) days’ of receipt of a written notice requiring it to do so, such breach shall not constitute grounds for winding up the Company, and any Aggrieved Party will be entitled at its option without prejudice to any other specific remedy or right that it may have under the Agreement or in law:

33.2.1	to uphold the Agreement against the Defaulting Party and sue for specific performance of the Defaulting Party's obligations to it under this Agreement, with or without a claim for damages; or

33.2.2	to uphold the Agreement against the Defaulting Party and sue for damages;

it being hereby recorded that the remedy of cancellation shall not be available to the Aggrieved Party.

34.	DISPUTE RESOLUTION

34.1

In the event of any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, any Party may invite the other(s) in writing to a meeting of the respective Chief Executive Officers (or other officials holding executive positions) of the Parties to the dispute and the Parties to the dispute shall attempt to resolve the dispute through negotiation between the Chief Executive Officers (or other officials holding executive positions) within 10 (ten) Business Days from the date of such written invitation.

34.2

Should the respective Chief Executive Officers (or other officials holding executive positions) of the Parties fail to resolve the dispute referred to in clause 34.1, then any Party to the dispute shall (if it requires a dispute to be settled in terms of this Agreement) be obliged to give written notice to any other Parties to the dispute (other than where the Company is a party to the dispute in which case the notice shall be provided to all the Shareholders) to initiate the arbitration procedure set out below (the Dispute Notice).

34.3

The Parties may agree on the arbitrators and the arbitration procedure and, failing agreement within 5 (five) Business Days from the date of the Dispute Notice or such longer period of time as may be agreed to in writing, then: (i) the arbitration shall take place in accordance with the rules of the Arbitration Foundation of South Africa (AFSA) in force at the time of the dispute (or the last rules in existence if, for whatever reason, AFSA ceases to exist); and (ii) the arbitrators shall be nominated and appointed by AFSA upon written request by any Party, provided that the arbitrators shall each have at least 15 (fifteen) years’ relevant experience and, in the case of lawyer, shall be a senior counsel of the Johannesburg Bar or a retired judge.

34.4

Unless agreed otherwise, the arbitration shall be administered by the Parties. The number of arbitrators shall be 3 (three) and the place of the arbitration hearing shall be Sandton, Johannesburg and the arbitration shall be conducted in the English language.

34.5	The governing substantive law of the Agreement shall be the law of South Africa. The governing procedural law of the arbitration shall be the law of South Africa.

34.6

The arbitrators shall have the same remedial powers as a court of law in South Africa would have were it adjudicating the dispute. The arbitrators shall deliver an award together with written reasons within 30 (thirty) days from the date upon which the arbitration ends which award shall be final and binding on the Parties save for any manifest error.

34.7

Nothing in this clause 34 shall preclude any Party from applying to a duly constituted court of competent jurisdiction for urgent interim relief: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration; (iii) to seek such injunctive relief as may be necessary and appropriate; (iv) to enforce any decision of the arbitrators, including the final award; (v) for judgment in relation to a liquidated claim; or (vi) to enforce any security granted in terms of, or relating to, this Agreement and to this end the Parties hereby consent to the jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg (or its successor).

35.	GENERAL

35.1	This Agreement read with the Transaction Documents comprises the whole agreement between the Parties in regard to its subject matter.

35.2	Each Party has entered into this Agreement without relying on any representation by any other Party or any person purporting to represent that Party.

35.3

No addition to or variation or consensual cancellation of this Agreement or any other Transaction Document, including this clause 35, and no waiver of any right under this Agreement, has effect unless in writing and signed by the Parties. For the purposes of this clause 35.3, “writing” shall not include email or other data message and “signed” shall not include electronic signature, as defined in the Electronic Communications and Transactions Act, 2002.

35.4	No indulgence by a Party to another Party, or failure strictly to enforce the terms of this Agreement, is to be construed as a waiver or be capable of founding an estoppel.

35.5	The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

35.6	A waiver is not effective unless it is in writing.

35.7	Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

35.8	The Parties undertake to do everything reasonable in their power necessary for or incidental to the effectiveness and performance of this Agreement.

35.9

Save as is specifically provided in this Agreement, no Party is entitled to cede any of its rights or delegate any of its obligations under this Agreement without the prior written consent of each of the other Parties affected by the transfer of rights or obligations which may not be unreasonably withheld.

35.10

Each provision of this Agreement is, notwithstanding the grammatical relationship between that provision and the other provisions of this Agreement, severable from the other provisions of this Agreement. Any provision of this Agreement which is or becomes invalid, unenforceable or unlawful in any jurisdiction shall, in such jurisdiction only, be treated as pro non scripto to the extent that it is so invalid, unenforceable or unlawful, without invalidating or affecting the remaining provisions of this Agreement which shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such invalid, unenforceable or unlawful provision if they were aware of such invalidity, unenforceability or unlawfulness at the time of execution of this Agreement.

36.	RELATIONSHIP

36.1	None of the Parties shall be entitled or empowered to represent or hold out to any third party that the relationship between the Parties is that of a partnership, joint venture or the like.

36.2	Subject to the provisions of this Agreement and the Memorandum of Incorporation, the Board shall manage and direct the Company's business and affairs.

36.3	The Shareholders undertake to exercise the votes attaching to their Shares in such manner as may be necessary to give effect to this Agreement.

36.4

For the sake of clarity, it is recorded and agreed that nothing in this Agreement nor in any of the Transaction Documents creates a voting pool agreement or similar arrangement between the Shareholders.

37.	APPLICABLE LAW

This Agreement, and all disputes and claims arising out of or in connection with it, will be governed by, and construed in accordance with, the laws of South Africa.

38.	JURISDICTION

Subject to clause 34, the Parties unconditionally consent and submit to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg in regard to all matters arising from this Agreement.

39.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which will be an original and which together constitute the same agreement.

40.	COSTS

Each Party must pay its own costs and disbursements connected with the negotiation, preparation and execution of this Agreement.

41.	NOTICES AND ADDRESSES

41.1	Notices

Any notice, consent, approval or other communication in connection with this Agreement (Notice) will be in writing in English.

41.2	Addresses

Each Party chooses the physical address, fax number and/or email address corresponding to its name below as the address to which any Notice must be sent.

41.2.1	M5:
	Physical address:	Cnr Maxwell Drive and Pretoria Main Road, Buccleuch Ext 10, 2090

	Email address:	graham@cellc.co.za
Marked for the attention of: Graham Mackinnon
41.2.2	MS15:
	Physical address:	Cnr Maxwell Drive and Pretoria Main Road, Buccleuch Ext 10, 2090

	Email address:	graham@cellc.co.za
Marked for the attention of: The Chairman
41.2.3	BLT:
	Physical address:	75 Grayston Drive, Morningside Ext 5, Sandton, 2196

	Email address:	legal@blts.co.za
Marked for the attention of: The Chief Executive Officer;
41.2.1	NET1:
	Physical address:	6th Floor, President Place, Corner of Jan Smuts Avenue & Bolton Road, Rosebank, 2121

	Email address:	hermank@net1.com
Marked for the attention of: Herman Kotzé;
41.2.2	SPV1:
	Physical address:	Cnr Maxwell Drive and Pretoria Main Road, Buccleuch Ext 10, 2090

	Email address:	serenta@cellc.co.za
Marked for the attention of: The Company Secretary;

41.2.3	SPV2:
	Physical address:	Cnr Maxwell Drive and Pretoria Main Road, Buccleuch Ext 10, 2090

	Email address:	serenta@cellc.co.za
Marked for the attention of: The Company Secretary;
41.2.4	SPV3 :
	Physical address:	Cnr Maxwell Drive and Pretoria Main Road, Buccleuch Ext 10, 2090

	Email address:	serenta@cellc.co.za
Marked for the attention of: The Company Secretary;
41.2.5	Company:
	Physical address:	Cnr Maxwell Drive and Pretoria Main Road, Buccleuch Ext 10, 2090

	Email address:	serenta@cellc.co.za
Marked for the attention of: The Company Secretary

41.2.6	Any Party may by Notice to the other Party change its address and/or the person, if any, for whose attention any Notice must be marked in this clause 41.2.

41.3	Effective on receipt

41.3.1	Any Notice takes effect when received by the recipient (or on any later date specified in the Notice) and, unless the contrary is proved, is deemed to be received:

41.3.1.1	on the day of delivery, if delivered by hand to a responsible person at the recipient’s physical address in clause 41.2;

41.3.1.2	on the date of transmission, if sent by fax to the recipient’s fax number in clause 41.2;

41.3.1.3	on the date of transmission, if sent by email to the recipient’s email address in clause 41.2, and

41.3.1.4	in each case if delivery is not on a Business Day, or is after ordinary business hours on a Business Day, the Notice is deemed to be received on the Business Day after the date of delivery.

41.3.2	Despite anything to the contrary in this Agreement, a Notice actually received by a Party is effective even though it was not sent, or delivered, or sent and delivered to its address in clause 41.2.

41.4	Service of legal process

41.4.1

Each Party chooses its physical address referred to in clause 41.2 as its address at which legal process and other documents in legal proceedings in connection with this Agreement may be served (domicilium citandi et executandi).

41.4.2

Any Party may by Notice to all the other Parties change its address at which legal process and other documents in legal proceedings in connection with this Agreement may be served to another physical address in South Africa.

Signed at Sandton on the19th day of June 2017.

For and on behalf of
Albanta Trading 109 Proprietary Limited

/s/ R. Pasley
Name: R. Pasley
Capacity: Director
Who warrants authority

Signed at Sandton on the19th day of June 2017.
.

/s/ José Guilherme Vieira Dos Santos
José Guilherme Vieira Dos Santos

Signed at Sandton on the19th day of June 2017

/s/ Robert Killigrew Sabine Pasley
Robert Killigrew Sabine Pasley

Signed at Sandton on the19th day of June 2017.

/s/ Graham Neil Mackinnon
Graham Neil Mackinnon

Signed at Buccleuh on the19th day of June 2017.

/s/ Hilton Roy Coverly
Hilton Roy Coverly

Signed at Sandton on the19th day of June 2017.

For and on behalf of
The Prepaid Company Proprietary Limited

/s/ B. Levy
Name: B. Levy
Capacity: Director
Who warrants authority

Signed at Sandton on the19th day of June 2017.

For and on behalf of
Net1 Applied Technologies South Africa Proprietary Limited

/s/ H. Kotze
Name: H. Kotze
Capacity: Director
Who warrants authority
Signed at Sandton on the19th day of June 2017.

For and on behalf of
Cedar Cellular Investment 1 (RF) Proprietary Limited

/s/ G. Mackinnon
Name: G. Mackinnon
Capacity: Director
Who warrants authority

Signed at Sandton on the19th day of June 2017.

For and on behalf of
Magnolia Cellular Investment 2 (RF) Proprietary Limited

/s/ G. Mackinnon
Name: G. Mackinnon
Capacity: Director
Who warrants authority

Signed at Sandton on the19th day of June 2017.

For and on behalf of
Yellowwood Cellular Investment 3 (RF) Proprietary Limited

/s/ G. Mackinnon
Name: G. Mackinnon
Capacity: Director
Who warrants authority

Signed at Sandton on the19th day of June 2017.

For and on behalf of
Cell C Proprietary Limited

/s/ J. Dos Santos
Name: J. Dos Santos
Capacity: Chief Executive Officer
Who warrants authority

Schedule 1.1.28 – Deed of Accession

Date

Name

Address

(Acceding Party)

1	Introduction

This Deed is supplemental to the Cell C Shareholders Agreement dated [insert] 2017 between MS15, M5, NET1, SPV1, SPV2, SPV3, BLT and Cell C.

2	Terms

2.1

The Acceding Party confirms that it has been supplied with a copy of the Cell C Shareholders Agreement and covenants with the parties to the Cell C Shareholders Agreement (whether original or by accession) (Parties) to observe, perform and be bound by the Cell C Shareholders Agreement so that the Acceding Party is deemed, from the date on which the Acceding Party is registered as a holder of Shares in the Company, to be a party to the Cell C Shareholders Agreement.

2.2	The Acceding Party’s address details for services of notices under the Cell C Shareholders Agreement are:

Name: [Company name]

Attention: [insert] Address: [insert] Facsimile no: [insert]

Electronic mail address: [insert]

2.3	This Deed is governed by the laws of South Africa.

Signed at ________________ on the __________ day of _________________ 20__.

For and on behalf of

[Name of Party 1]

____________________________
Name:

Capacity:

Who warrants authority

2

Schedule 1.1.43 – Funder Deed of Accession

Date

Name

Address

(Acceding Party)

1	Introduction

This Deed is supplemental to the Cell C Shareholders Agreement dated [insert] 2017 between MS15, M5, NET1, SPV1, SPV2, SPV3, BLT and Cell C.

2	Terms

2.1

The Acceding Party confirms that it has been supplied with a copy of the Cell C Shareholders Agreement and covenants with the parties to the Cell C Shareholders Agreement (whether original or by accession) (Parties) to observe, perform and be bound by the Cell C Shareholders Agreement so that the Acceding Party is deemed, from the date on which the Acceding Party enforces the pledge and/or other security interest held by it over the relevant Shares in the Company (if it elects to do so), to be a party to the Cell C Shareholders Agreement.

2.2	The Acceding Party’s address details for services of notices under the Cell C Shareholders Agreement are:

Name: [Company name]

Attention: [insert]

Address: [insert]

Facsimile no: [insert]

Electronic mail address: [insert]

2.3	This Deed is governed by the laws of South Africa.

3

Signed at ________________ on the __________ day of _________________ 20__.

For and on behalf of

[Name of Party 1]

____________________________
Name:

Capacity:

Who warrants authority

4

Schedule 1.1.58 – Memorandum of Incorporation

5

Schedule 1.1.55 – Members of M5

1	José Guilherme Vieira Dos Santos (Identity Number: [xxx])

2	Robert Killigrew Sabine Pasley (Identity Number: [xxx])

3	Graham Neil Mackinnon (Identity Number [xxx])

4	Hilton Roy Coverly (Identity Number [xxx])

6

Schedule 20.2 – Potential Underwriters and Bookrunners

1	Goldman Sachs

2	Barclays Capital

3	Deutsche Bank

4	Bank of America Merrill Lynch

5	Rand Merchant Bank

6	Morgan Stanley

7	JP Morgan

8	Investec

9	Standard Bank

10	UBS

11	HSBC

12	BNP Paribas

13	Citi Bank

14	Commerzbank

7